Consolidated Financial Statements

Statement of Responsibility

for the Consolidated Financial Statements

of the Province of Nova Scotia

Responsibility for the integrity, objectivity, and fair presentation of the consolidated financial statements of the Province of Nova Scotia rests with the government. These financial statements are prepared on behalf of the Minister and Deputy Minister of Finance and Treasury Board by the Controller in accordance with Canadian public sector accounting standards.

The consolidated financial statements include a Consolidated Statement of Financial Position, Consolidated Statement of Operations, Consolidated Statement of Changes in Net Debt, Consolidated Statement of Remeasurement Gains and Losses, Consolidated Statement of Cash Flow, and notes and schedules to the consolidated financial statements. They present fairly, in all material respects, the financial position and the results of operations for the year ended March 31, 2026.

Management maintains a system of internal accounting and administrative controls, which give consideration to costs, benefits and risks, in order to provide reasonable assurance that transactions are appropriately authorized and executed in accordance with prescribed legislation and regulations, assets are safeguarded, and financial records are properly maintained. In preparing the consolidated financial statements, the Controller obtains financial information from the departments, funds, agencies, and Crown-controlled corporations as necessary.

Under the mandate in Section 19 of the Auditor General Act, the Auditor General of Nova Scotia provides an independent opinion on the consolidated financial statements prepared by the government.

Approved by:

Kelliann Dean

Executive Deputy Minister of Finance and Treasury Board

Robert Bourgeois, CPA, CA

Controller

Halifax, Nova Scotia

September 10, 2026

 Exhibit 99.1

Auditor General of Nova Scotia

Independent Auditor’s Report

To the Members of the Legislative Assembly of Nova Scotia

Report on the Audit of the Consolidated Financial Statements

Opinion

I have audited the consolidated financial statements of the Province of Nova Scotia, which comprise the consolidated statement of financial position as at March 31, 2026, and the consolidated statement of operations, consolidated statement of changes in net debt, consolidated statement of remeasurement gains and losses, and consolidated statement of cash flow for the year then ended, and notes and schedules to the consolidated financial statements, including a summary of significant accounting policies.

In my opinion, the accompanying consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Province of Nova Scotia as at March 31, 2026, and the consolidated results of its operations, consolidated changes in its net debt, consolidated remeasurement gains and losses, and its consolidated cash flows for the year then ended in accordance with Canadian public sector accounting standards.

Basis for Opinion

I conducted my audit in accordance with Canadian generally accepted auditing standards. My responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements section of my report. I am independent of the Province of Nova Scotia in accordance with the ethical requirements that are relevant to my audit of the consolidated financial statements in Canada, and I have fulfilled my other ethical responsibilities in accordance with these requirements. I believe that the audit evidence I have obtained is sufficient and appropriate to provide a basis for my opinion.

Key Audit Matters

Key audit matters are those matters that, in my professional judgment, were of most significance in my audit of the consolidated financial statements of the Province of Nova Scotia for the year ended March 31, 2026. In applying my professional judgment to determine key audit matters, I considered those matters that are complex, have a high degree of uncertainty, or are important to the public because of their significance.

The key audit matters were addressed in the context of my audit of the consolidated financial statements of the Province of Nova Scotia as a whole, and in forming my opinion thereon. I do not provide a separate opinion on these matters.

KEY AUDIT MATTER	HOW WE ADDRESSED THIS MATTER

Major tax revenues (PIT, CIT, HST)

Major tax revenues include personal income tax (PIT), corporate income tax (CIT), and harmonized sales tax (HST) and were determined to be a key audit matter because:

•

Major tax revenues are material and are based on management’s best estimates using statistical models and assumptions; and

•

Significant uncertainty is present in these estimates, as they involve forecasting future economic and tax filing data since there is a delay in when the Province receives actual results (i.e. once personal tax returns are filed).

Major tax revenues are disclosed in:

•

Note 1, Financial Reporting and Accounting Policies; and

•

Schedule 1, Revenue.

We concluded that major tax revenues are fairly stated, in all material respects, and are disclosed appropriately in accordance with Canadian public sector accounting standards.

The matter was addressed by:

•

Obtaining an understanding of the systems, processes, and controls over major tax revenues, and assessing the appropriateness of the method used to make the estimate.

•

Performing variance analysis over significant balances including retrospective review to assess the accuracy of previous estimates made and potential impact to current year results.

•

Testing the underlying data used in the various tax revenue estimation models and reviewing evidence to support the key assumptions.

•

Reviewing the estimate for indications of management bias.

KEY AUDIT MATTER	HOW WE ADDRESSED THIS MATTER

Pension, retirement and other obligations

Pension, retirement, and other obligations are a key audit matter because:

•

The Province’s liability is material and is determined by an actuarial expert;

•

Significant uncertainty exists as the liability is based on detailed actuarial assumptions which are subject to change in the future; and

•

Amounts recorded in the financial statements may materially change as assumptions vary.

Pension, retirement, and other obligations are disclosed in:

•

Note 1, Financial Reporting and Accounting Policies; and

•

Note 5, Pension, Retirement and Other Obligations.

We concluded that pension, retirement, and other obligations are fairly stated, in all material respects, and are disclosed appropriately in accordance with Canadian public sector accounting standards.

The matter was addressed by:

•

Obtaining an understanding of the systems, processes, and controls used to value the liability and assessing the appropriateness of the method used.

•

Reviewing the valuation of the liability, including key assumptions, for indications of management bias.

•

Testing the underlying employee data used in the valuation of the Province’s liability and reviewing evidence to support the key assumptions used.

•

Relying on the work of the Province’s consulting actuary.

Other Information

Management is responsible for the other information. The other information comprises the information included in Volume 1 of the Public Accounts of Nova Scotia, but does not include the consolidated financial statements and my auditor’s report thereon, which I obtained prior to the date of this auditor’s report, and the Form 18-K Securities and Exchange Commission filing, which is expected to be made available to us after that date.

My opinion on the consolidated financial statements does not cover the other information and I do not and will not express any form of assurance conclusion thereon.

In connection with my audit of the consolidated financial statements, my responsibility is to read the other information identified above and, in doing so, consider whether the other information is materially inconsistent with the consolidated financial statements or my knowledge obtained in the audit, or otherwise appears to be materially misstated.

If, based on the work I have performed on the other information that I obtained prior to the date of this auditor’s report, I conclude that there is a material misstatement of this other information, I am required to report that fact. I have nothing to report in this regard.

When I read the Form 18-K Securities and Exchange Commission filing, if I conclude that there is a material misstatement therein, I am required to communicate the matter to those charged with governance (the Minister and Executive Deputy Minister of Finance and Treasury Board).

Responsibilities of Management and Those Charged with Governance for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with Canadian public sector accounting standards, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is responsible for assessing the Province of Nova Scotia’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern assumption. The going concern basis of accounting has been used in the preparation of the consolidated financial statements, as the Province of Nova Scotia continues to operate as a going concern.

Those charged with governance are responsible for overseeing the Province of Nova Scotia’s financial reporting process.

Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements

My objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes my opinion. Reasonable assurance is a high level of assurance but is not a guarantee that an audit conducted in accordance with Canadian generally accepted auditing standards will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these consolidated financial statements.

As part of an audit in accordance with Canadian generally accepted auditing standards, I exercise professional judgment and maintain professional skepticism throughout the audit. I also:

•

Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for my opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Province of Nova Scotia’s internal control.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.

•

Conclude on the appropriateness of management’s use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Province of Nova Scotia’s ability to continue as a going concern. If I conclude that a material uncertainty exists, I am required to draw attention in my auditor’s report to the related disclosures in the consolidated financial statements or, if such disclosures are inadequate, to modify my opinion. My conclusions are based on the audit evidence obtained up to the date of my auditor’s report. However, future events or conditions may cause the Province of Nova Scotia to cease to continue as a going concern.

•

Evaluate the overall presentation, structure, and content of the consolidated financial statements, including the disclosures, and whether the consolidated financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

•

Obtain sufficient appropriate audit evidence regarding the financial information of the entities or business activities within the Province of Nova Scotia to express an opinion on the consolidated financial statements. I am responsible for the direction, supervision, and performance of the group audit. I remain solely responsible for my audit opinion.

I communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that I identify during my audit.

I also provide those charged with governance with a statement that I have complied with relevant ethical requirements regarding independence, and to communicate with them all relationships and other matters that may reasonably be thought to bear on my independence, and where applicable, related safeguards.

From the matters communicated with those charged with governance, I determine those matters that were of most significance in the audit of the Province’s financial statements of the current period and are therefore the key audit matters. I describe these matters in my auditor’s report unless law or regulation precludes public disclosure about the matter or when, in extremely rare circumstances, I determine that a matter should not be communicated in my auditor’s report because the adverse consequences of doing so would reasonably be expected to outweigh the public interest benefits of such communication.

Kim Adair, FCPA, FCA, ICD.D

Auditor General of Nova Scotia

Halifax, Nova Scotia

September 10, 2026

Consolidated Financial Statements

Statement 1

Province of Nova Scotia

Consolidated Statement of Financial Position

As at March 31, 2026

($ thousands)

	2026	2025
		(as restated)
Financial Assets
Cash and Short-Term Investments	1,706,391	1,564,477
Accounts Receivable (Note 17)	1,744,271	1,684,407
Inventories for Resale	3,516	3,602
Loans Receivable (Schedule 3)	2,333,935	2,112,167
Investments (Schedule 3)	1,564,041	1,545,590
Investment in Government Business Enterprises (Schedule 6)	283,314	298,459
Derivative Financial Assets (Note 13)	16,315	15,518
Assets Held for Sale	26,361	—

	7,678,144	7,224,220
Liabilities
Bank Advances and Short-Term Borrowings	1,460,707	1,061,696
Accounts Payable and Accrued Liabilities	3,816,317	2,920,319
Deferred Revenue (Note 4)	321,864	308,972
Accrued Interest	250,031	223,430
Pension, Retirement and Other Obligations (Note 5)	2,999,184	3,007,946
Asset Retirement Obligations (Note 10)	660,537	600,488
Liabilities for Contaminated Sites (Note 11)	619,722	613,978
Unmatured Debt (Schedules 4 and 5)	21,633,693	19,309,590
Derivative Financial Obligations (Note 13)	12,783	21,401

	31,774,838	28,067,820
Net Debt	(24,096,694)	(20,843,600)

Non-Financial Assets
Tangible Capital Assets (Schedule 7)	13,770,504	11,960,417
Inventories of Supplies	147,396	140,550
Prepaid Expenses	109,398	54,525

	14,027,298	12,155,492

Accumulated Deficits	(10,069,396)	(8,688,108)

Accumulated Deficits are comprised of:
Accumulated Operating Deficits	(10,123,475)	(8,716,436)
Accumulated Remeasurement Gains	54,079	28,328

	(10,069,396)	(8,688,108)

Restricted Assets (Note 3)
Contingencies and Contractual Obligations/Rights (Note 12)
Public Private Partnerships (P3s) (Note 14)
Trust Funds Under Administration (Note 15)
Subsequent Events (Note 19)

The accompanying notes and schedules are an integral part of these Consolidated Financial Statements

7 5

Public Accounts Volume 1 — Consolidated Financial Statements

Statement 2

Province of Nova Scotia

Consolidated Statement of Operations

For the fiscal year ended March 31, 2026

($ thousands)

	Adjusted Estimate	Actual	Actual
	2026	2026	2025
Revenue (Schedule 1)
Provincial Sources
Tax Revenue	8,831,935	8,989,167	9,302,801
Other Provincial Revenue	1,820,410	2,010,778	2,187,934
Net Income from Government Business Enterprises (Schedule 6)	465,447	471,418	490,867
Investment Income	225,805	180,728	231,652

	11,343,597	11,652,091	12,213,254
Federal Sources	6,218,127	6,327,771	6,007,425

Total Revenue	17,561,724	17,979,862	18,220,679

Expenses (Schedule 2)
Advanced Education	837,260	854,907	859,641
Agriculture	60,333	79,465	59,658
Communities, Culture, Tourism and Heritage	172,989	211,217	244,034
Cyber Security and Digital Solutions	283,921	280,372	241,493
Education and Early Childhood Development	2,689,809	2,655,073	2,440,009
Emergency Management	71,668	78,956	51,551
Energy	48,613	58,142	43,738
Environment and Climate Change	154,133	149,185	148,313
Finance and Treasury Board	69,706	86,311	68,683
Fisheries and Aquaculture	15,396	14,379	13,246
Growth and Development	485,168	481,965	503,132
Health and Wellness	6,408,234	6,833,966	6,359,221
Justice	492,629	512,508	486,485
Labour, Skills and Immigration	224,037	199,441	214,949
Municipal Affairs	337,882	278,524	314,508
Natural Resources	110,502	176,664	117,532
Opportunities and Social Development	1,674,544	1,673,130	1,610,816
Public Service	196,754	207,308	201,742
Public Works	772,705	806,137	788,528
Seniors and Long-Term Care	1,363,033	1,425,571	1,295,527
Service Nova Scotia	164,887	174,187	215,028
Restructuring Costs	551,472	1,144,079	661,765
Pension Valuation Adjustment (Note 5)	17,079	(40,265)	(16,151)
Refundable Tax Credits	147,960	165,302	155,907
Net Loss on Disposal of Crown Assets	—	10,786	2,023
Debt Servicing Costs (Note 7)	908,509	869,591	874,513

Total Expenses (Note 8)	18,259,223	19,386,901	17,955,891

Contingency	200,000	—	—

Provincial Surplus (Deficit)	(897,499)	(1,407,039)	264,788
Accumulated Operating Deficits, Beginning of Year		(8,716,436)	(8,981,224)

Accumulated Operating Deficits, End of Year		(10,123,475)	(8,716,436)

The accompanying notes and schedules are an integral part of these Consolidated Financial Statements

Consolidated Financial Statements

Statement 3

Province of Nova Scotia

Consolidated Statement of Changes in Net Debt

For the fiscal year ended March 31, 2026

($ thousands)

	Adjusted Estimate	Actual	Actual
	2026	2026	2025
Net Debt, Beginning of Year	(20,843,600)	(20,843,600)	(19,100,212)
Changes in the Year
Provincial Surplus (Deficit)	(897,499)	(1,407,039)	264,788
Acquisitions and Transfers of Tangible Capital Assets	(2,353,594)	(2,542,000)	(2,589,440)
Amortization of Tangible Capital Assets	681,200	703,651	611,531
Disposals of Tangible Capital Assets	—	28,262	6,891
Acquisitions of Inventories of Supplies	—	(6,846)	(16,148)
Use (Acquisitions) of Prepaid Expenses	—	(54,873)	8,139
Net Remeasurement Gains (Losses)	—	25,751	(29,149)

Total Changes in the Year	(2,569,893)	(3,253,094)	(1,743,388)

Net Debt, End of Year	(23,413,493)	(24,096,694)	(20,843,600)

The accompanying notes and schedules are an integral part of these Consolidated Financial Statements

Public Accounts Volume 1 — Consolidated Financial Statements

Statement 4

Province of Nova Scotia

Consolidated Statement of Remeasurement Gains and Losses

For the fiscal year ended March 31, 2026

($ thousands)

	2026	2025
Accumulated Remeasurement Gains, Beginning of Year	28,328	57,477
Unrealized Gains (Losses) During the Year
Portfolio Investments in an Active Market	993	(3,275)
Derivative Financial Instruments	9,375	(36,172)
Other Comprehensive Income from Government Partnership Arrangements	372	182
Other Comprehensive Income from Government Business Enterprises (Schedule 6)	14,942	6,411

	25,682	(32,854)

Realized Gains (Losses) Reclassified to the Statement of Operations During the Year
Portfolio Investments in an Active Market	60	3,800
Derivative Instruments	40	(46)
Designated Fair Value Financial Instruments	(31)	(49)

	69	3,705

Net Remeasurement Gains (Losses) For the Year	25,751	(29,149)

Accumulated Remeasurement Gains, End of Year	54,079	28,328

Accumulated Remeasurement Gains comprised of:
Portfolio Investments in an Active Market	3,248	2,195
Derivative Financial Instruments	3,201	(6,183)
Other Comprehensive Loss from Government Partnership Arrangements	(180)	(552)
Other Comprehensive Income from Government Business Enterprises	47,810	32,868

	54,079	28,328

The accompanying notes and schedules are an integral part of these Consolidated Financial Statements

Consolidated Financial Statements

Statement 5

Province of Nova Scotia

Consolidated Statement of Cash Flow

For the fiscal year ended March 31, 2026

($ thousands)

	2026	2025
Operating Transactions
Provincial Surplus (Deficit)	(1,407,039)	264,788
Net Remeasurement Gains (Losses) for the Year	25,751	(29,149)
Sinking Fund and Public Debt Management Fund Earnings	(26,220)	(25,856)
Amortization of Premiums and Discounts on Unmatured Debt	17,417	16,322
Net Income from Government Business Enterprises (Schedule 6)	(471,418)	(490,867)
Profit Distributions from Government Business Enterprises	486,563	642,825
Amortization of Tangible Capital Assets (Schedule 7)	703,651	611,531
Loss on Disposal of Tangible Capital Assets	852	4,361
Net Change in Other Items (Note 9)	1,243,675	367,805

	573,232	1,361,760

Investing Transactions
Repayment of Loans Receivable	435,873	369,590
Advances and Investments	(678,785)	(491,443)
Write-offs	28,116	38,841

	(214,796)	(83,012)

Capital Transactions
Acquisitions of Tangible Capital Assets	(2,542,000)	(2,589,440)
Proceeds from Disposal of Tangible Capital Assets	27,410	2,530

	(2,514,590)	(2,586,910)

Financing Transactions
Debentures and Other Debt Issued	5,059,191	2,598,318
Repayment of Debentures and Other Long-Term Obligations	(2,761,123)	(924,658)

	2,298,068	1,673,660

Cash Inflows	141,914	365,498
Cash Position, Beginning of Year	1,564,477	1,198,979

Cash Position, End of Year	1,706,391	1,564,477

Cash Position Represented by:
Cash and Short-Term Investments	1,706,391	1,564,477

The accompanying notes and schedules are an integral part of these Consolidated Financial Statements

Public Accounts Volume 1 — Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2026

1.	Financial Reporting and Accounting Policies

The Province’s consolidated financial statements are prepared in accordance with Canadian public sector accounting standards using the following significant accounting policies:

a)	Government Reporting Entity

The government reporting entity (GRE) includes government components within the General Revenue Fund, other governmental units (GUs), government business enterprises (GBEs), and the Province’s share of government partnership arrangements (GPAs). GUs and GBEs are government-controlled entities. Control is the power to govern financial and operating policies of another organization with the expected benefits or risks from the other organization’s activities. Control exists even if the government chooses not to exercise it, as long as the ability to govern remains. Control must exist at the financial statement date without the need to amend legislation or agreements. GPAs represent entities for which decision making and significant risks and benefits are shared with other parties outside of the GRE.

Trust funds that are administered by the Province but not controlled are excluded from the GRE and disclosed in Note 15.

b)	Principles of Consolidation

A government component is not a separate entity but is an integral part of government, such as a department, agency, or public service unit within the General Revenue Fund, or a special purpose fund. A GU is a government organization that is not a GBE, GPA, or government component. GUs include certain boards, commissions, service organizations, and government not-for-profit entities. Government components and GUs are consolidated on a line-by-line basis after adjusting their accounting policies to be consistent with those described in Note 1 d). Significant inter-organization balances and transactions are eliminated.

A GBE is a self-sustaining organization with the delegated financial and operating authority whose principal activity and source of revenue are to sell goods and services outside of the Province’s GRE. GBEs are accounted for on the modified equity basis, without adjusting accounting principles to conform with those of the Province. Total net assets of all GBEs are reported as Investment in Government Business Enterprises on the Consolidated Statement of Financial Position. Total net income from all GBEs is reported separately as revenue on the Consolidated Statement of Operations.

A GPA is a contractual arrangement between the government and a party or parties outside of the GRE. The partners have clearly defined common goals, make a financial investment, share control of decision making, and share, on an equitable basis, the significant risks and benefits of the government partnership. Government business partnerships are self-sustaining GPAs with the delegated financial and operating authority whose principal activity and source of revenue are to sell goods and services outside of the Province’s GRE. The Province accounts for its interest in GPAs and government business partnerships using the modified equity method.

A listing of the organizations within the Province’s GRE is provided in Schedule 10.

Notes to the Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2026

1.	Financial Reporting and Accounting Policies (continued)

c)	Presentation of Estimates

Annually, the Province prepares the Estimates, which are presented to the House of Assembly for the fiscal year commencing April 1. The Estimates form the basis of the Appropriations Act and are prepared primarily for managing and overseeing the General Revenue Fund based upon the government’s policies, programs, and priorities. Consolidation impacts are summarized in the Estimates and included on a net basis as Consolidation and Accounting Adjustments.

For consolidation purposes, the 2025-26 Estimates, tabled on February 18, 2025, were adjusted line-by-line by grossing up the associated revenues and expenses with those of the Province’s governmental units. This classification provides proper comparability in these consolidated financial statements.

d)	Significant Accounting Policies

Revenue

Revenue is recorded on an accrual basis in the fiscal year when the events giving rise to the revenue occurs. Revenue from transactions with no performance obligations is recognized when the authority to claim or retain an economic inflow is in place and the events giving rise to the revenue have occurred. Revenue from transactions with performance obligations is recognized when those performance obligations have been satisfied. The following are typical performance obligations in relation to the Province’s general revenues:

Key Revenue Stream	Common Performance Obligations	Recognition	Examples
Registry of Motor Vehicles	Provide rights	At point of sale	Drivers Licence / Vehicle Permit

Licences			Insurance Agents License / Direct Sellers License

Incorporation Fees			Certificate of Incorporation / Certificate of Registration

Vital Statistics			Birth Certificate / Marriage Certificate

Royalties	Provide rights	Over production contract	Royalties on Minerals Petroleum Royalties

Recoveries	Qualifying / eligible expenses for recovery	When recovery conditions are satisfied	Federal funding agreements, RCMP policing costs

Tuition and Memberships	Provision of access / instruction	As access and / or instruction is provided	NSCC Courses Art Gallery of Nova Scotia Memberships

Fines	None	When collectible under the Act	Statutory fines

Public Accounts Volume 1 — Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2026

1.	Financial Reporting and Accounting Policies (continued)

Revenue from personal and corporate income taxes, as well as harmonized sales taxes, is recorded in the year in which the taxable event occurs based on estimates using statistical models. These estimates consider certain non-refundable tax credits and other adjustments from the federal government. Adjustments to tax revenues recognized in prior years, as a result of actual or more current economic data and federal government information, are recorded in the current year. Non-refundable personal and corporate income tax credits are tax concessions (relief of taxes owing) that reduce corresponding tax revenues. Refundable personal and corporate income tax credits are transfers made through the tax system (financial benefits other than relief of taxes owing) and are recorded as expenses.

Government transfers received for operating purposes are recognized in the period during which the transfer is authorized and all eligibility criteria (if any) are met, except when and to the extent that the transfer stipulations create an obligation that meets the definition of a liability. Transfers meeting the definition of a liability are recorded as deferred revenue and recognized as revenue as the stipulations are satisfied.

Government transfers received for capital purposes and contributed assets are recognized as revenue in the period the tangible capital assets are acquired. Capital transfers received in advance of project completion are recorded as deferred revenue and recognized as revenue as the related eligible expenditures are incurred.

Investment income includes interest, amortization of premiums or discounts using the effective interest method, and realized fair value gains and losses on portfolio investments.

Expenses

Expenses are recorded on the accrual basis in the fiscal year when the events giving rise to the expenses occur and are reported in more detail in Note 8, Expenses by Object.

Grants and other government transfers are recognized as expenses in the period at the earlier of: 1) transfer being authorized and recipient meeting all eligibility criteria, and 2) time of payment.

Provisions are made for probable losses on certain loans, investments, loan guarantees, accounts receivable, advances, forgivable loans, and contingent liabilities when it is likely that a liability exists and the amount can be reasonably determined. At least annually, provisions are updated as estimates are revised.

Debt servicing costs include interest on debentures issued, pension, retirement and other obligations, capital leases, long-term debt from Public Private Partnership (P3) arrangements, amortization of premiums and discounts using the effective interest method, and realized fair value gains and losses on derivatives and foreign currency transactions. Debt servicing costs are recorded net of interest revenue associated with repurchased Province of Nova Scotia debentures.

Notes to the Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2026

1.	Financial Reporting and Accounting Policies (continued)

Financial Assets

Cash and Short-Term Investments are recorded at cost, which approximates market value, and include cash on hand, demand deposits, R-1 (low, middle, high) rated federal and provincial government bills or promissory notes, bankers’ acceptances, term deposits, and commercial paper. Terms of investments are generally 1 to 90 days. The weighted average interest rate of short-term investments was 2.76 per cent at year-end.

Accounts Receivable are recorded at the principal amount less valuation allowances.

Inventories for Resale are held for sale in the ordinary course of operations and are recorded at the lower of cost and net realizable value.

Loans Receivable are recorded at cost less adjustments for concessionary assistance and any prolonged impairment in value. Investments not traded on an active market, including the Public Debt Management Fund, are recorded at amortized cost using the effective interest method less adjustments for concessionary assistance and any prolonged impairment in value. Concessionary assistance consists of subsidies provided by the Province and is recognized as an expense at the loan issuance or investment date. Loans usually bear interest at approximate market rates and normally have fixed repayment schedules. Any write-down, due to loss in value, reflected in a loan or investment is not reversed if there is a subsequent increase in value. Any write-off must be approved by Governor in Council.

Equity investments traded on an active market are measured at fair value. Unrealized changes in fair value are recognized in the Consolidated Statement of Remeasurement Gains and Losses until they are realized and then reclassified to the Consolidated Statement of Operations.

Derivative financial instruments, including embedded derivatives, are recorded at fair value.

Fair value is the estimated amount for which a financial instrument could be exchanged between willing parties in an arm’s length transaction based on the current market conditions. Fair value measurements are classified using the Fair Value Hierarchy:

Level 1	Quoted prices (unadjusted) in active markets for identical assets or liabilities

Level 2	Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly (i.e., as prices) or indirectly (i.e., derived from prices)

Level 3	Inputs for the asset or liability that are not based on observable market data (unobservable inputs)

Financial assets are assessed for impairment on an annual basis. When a decline is determined to be other than temporary, the amount of the loss is recorded in the Consolidated Statement of Operations, and any applicable unrealized gain or loss is adjusted through the Consolidated Statement of Remeasurement Gains and Losses.

Public Accounts Volume 1 — Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2026

1.	Financial Reporting and Accounting Policies (continued)

Assets Held for Sale are measured at their net carrying value upon reclassification from Tangible Capital Assets. An asset is classified as held for sale when management has approved a plan to sell the asset, the asset is available for immediate sale in its present condition, the asset is actively and publicly marketed for sale, an active market exists for the asset, and the sale is expected to be completed within one year of the financial statement date.

Liabilities

Bank Advances and Short-Term Borrowings are recorded at cost, which approximates market value, and have initial maturities of one year or less. The weighted average interest rate of short-term Canadian dollar borrowings was 2.28 per cent at year-end.

Deferred Revenue is recorded when funds received are externally restricted for a stated purpose, such as a specific program or the purchase of tangible capital assets. Deferred revenue is recognized as revenue as the stipulations are met, funds are used for their intended purpose, or related eligible capital expenditures are incurred.

Pension, Retirement and Other Obligations include various employee future benefit plans, where the Province is responsible for the provision of benefits. Liabilities for these plans are calculated using the projected benefit actuarial method using accounting assumptions that reflect the Province’s best estimates. This actuarial method attributes the estimated cost of benefits to the periods of employee service. The net liability represents accrued employee benefits less the market-related value of plan assets (if applicable) and the balance of unamortized experience gains and losses. Market-related values are determined in a rational and systematic manner, recognizing asset market value gains and losses over a five-year period.

Asset Retirement Obligations are recognized when there is a legal obligation to incur retirement costs in relation to a tangible capital asset, the past transaction or event giving rise to the liability has occurred, the Province expects to give up future economic benefits, and a reasonable estimate of the amount can be made. These liabilities include direct costs related to asset retirement activities, including post-retirement operation, maintenance, and monitoring that are integral to the retirement of the tangible capital asset. They are measured based on the best estimate of the expenditures required to complete the retirement activities using the information available at year-end.

Upon initial recognition, asset retirement costs are capitalized as part of the carrying amount of the related tangible capital assets. These capitalized costs are amortized on the same basis as the related tangible capital assets, and any accretion expense is recognized in the Consolidated Statement of Operations. Asset retirement costs related to unrecognized tangible capital assets or tangible capital assets no longer in productive use are expensed immediately.

Carrying amounts of asset retirement obligations are reviewed at each financial reporting date. Changes to the liabilities arising from revisions to either the timing or the amount of the original estimate of undiscounted cash flows are recognized as an increase or decrease to the carrying amounts of the related tangible capital assets.

Notes to the Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2026

1.	Financial Reporting and Accounting Policies (continued)

Liabilities for Contaminated Sites are recognized when an existing environmental standard is exceeded, the Province is directly responsible or accepts responsibility, the Province expects to remediate and give up future economic benefits, and a reasonable estimate of the amounts can be made. Contaminated sites are a result of any chemical, organic, radioactive material, or live organism being introduced directly or via the air into soil, water, or sediment that exceeds an environmental standard. These liabilities include the costs directly attributable to remediation activities, including costs related to post-remediation operation, maintenance, and monitoring that are an integral part of the remediation strategy. They are measured based on the best estimate of the expenditures required to complete the remediation. The carrying amounts of liabilities for contaminated sites are reviewed at each financial reporting date and updated as additional information is available. Any revisions to the amounts previously recognized are accounted for in the period in which the revisions are made.

Unmatured Debt is comprised of debentures and various loans in Canadian and foreign currencies, capital leases, and long-term debt related to Public-Private Partnership (P3) assets. Premiums and discounts, as well as underwriting commissions, relating to the issuance of debentures are included in the item’s opening carrying value. Debt is recorded at amortized cost using the effective interest method, net of repurchased Province of Nova Scotia debentures. Under P3 arrangements, the Province uses private sector partners to design, build, finance, and maintain certain infrastructure assets. Assets procured through P3s are recognized as tangible capital assets, and the related long-term obligations are recognized as other unmatured debt in these consolidated financial statements as the assets are constructed.

Unrealized Foreign Exchange Translation Gains and Losses result when assets and liabilities denominated in foreign currencies are translated into Canadian dollars at the rate of exchange in effect at March 31st. Unrealized foreign exchange translation gains and losses are recognized in the Consolidated Statement of Remeasurement Gains and Losses. Once settled, the realized foreign exchange gains and losses are recognized in the Consolidated Statement of Operations and the unrealized balances are reversed from the Consolidated Statement of Remeasurement Gains and Losses.

Contingent Liabilities, including provisions for losses on loan guarantees, are potential obligations that may become actual liabilities when one or more future events occur or fail to occur. If the future event is likely, and a reasonable estimate of the loss can be made, an estimated liability is accrued and an expense is recorded. If the likelihood is not determinable or an amount cannot be reasonably estimated, the contingency is disclosed in the notes to the consolidated financial statements. In cases where an accrual is made, but exposure exists beyond the amount accrued, this excess exposure would also be disclosed, unless the impact is immaterial or the disclosure would have an adverse effect on the outcome of the contingency.

Net Debt

Net Debt is the difference between the Province’s liabilities and financial assets, which is the accumulation of all past annual surpluses and deficits, net changes in remeasurement gains and losses, and cumulative net acquisitions of non-financial assets.

Public Accounts Volume 1 — Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2026

1.	Financial Reporting and Accounting Policies (continued)

Non-Financial Assets

Tangible Capital Assets have useful lives extending beyond the accounting period, are held for use in the production and supply of goods and services, and are not intended for sale in the ordinary course of operations. They are recorded at gross historical cost (or estimated cost when the actual cost is unknown) and include all costs directly attributable to the acquisition, design, construction, development, installation, and betterment of the tangible capital asset, as well as interest related only to the financing of P3 assets during construction. Cost also includes the estimated cost of legally required activities to retire a tangible capital asset. Tangible capital assets include land, land improvements, buildings, major equipment and software, vehicles, ferries, roads, highways, and bridges.

Tangible capital assets are written down when conditions indicate that they no longer contribute to the Province’s ability to provide services, or when the value of future economic benefits associated with the tangible capital assets are less than their net book value. Net write-downs are accounted for as amortization expense and are not reversed.

Contributed tangible capital assets received are recorded at their fair market value on the date of contribution, except in circumstances where the value cannot be reasonably determined, in which case they are recognized at nominal value. Tangible capital assets do not include intangibles or assets acquired by right, such as forests, water, and mineral resources, or works of art and historical treasures. Tangible capital assets are amortized to expense over the useful lives of the assets. The amortization methods and rates applied by the other governmental units are not adjusted to the methods and rates used by the General Revenue Fund.

Inventories of Supplies are held for consumption or use by the Province in the course of its operations and are recorded at the lower of cost and current replacement cost.

Prepaid Expenses are cash disbursements for goods or services, other than tangible capital assets and inventories of supplies, that will provide economic benefits in one or more future periods. The prepaid amount is recognized as an expense in the year the good or service is used or consumed.

Purchased intangible assets, which are non-physical assets acquired through an arm’s length exchange transaction between willing parties, are recognized as non-financial assets. This excludes software, which is recognized as a tangible capital asset.

Accumulated Deficits

Accumulated Deficits are the difference between the Province’s Net Debt and non-financial assets. This represents the cumulative balance of net surpluses and deficits arising from the operations of the Province and accumulated remeasurement gains and losses.

e)	Measurement Uncertainty

Measurement uncertainty exists in determining certain amounts included in these consolidated financial statements. Many items are measured using management’s best estimates based on assumptions that reflect the most probable set of economic conditions and planned courses of action. Uncertainty exists whenever estimates are used because actual results may differ materially from the Province’s estimates.

Notes to the Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2026

1.	Financial Reporting and Accounting Policies (continued)

Material measurement uncertainty exists in the estimation of tax revenues, pension, retirement and other obligations, asset retirement obligations, liabilities for contaminated sites, and the value of tangible capital assets.

Personal Income Tax (PIT) revenue of $4.76 billion (2025 – $4.74 billion), Corporate Income Tax (CIT) revenue of $905 million (2025 – $1.11 billion), and Harmonized Sales Tax (HST) revenue of $2.63 billion (2025 – $2.74 billion), see Schedule 1, may be subject to future revisions based on changes to key tax revenue inputs. Changes to tax revenue inputs can be based on new or revised information, possible differences between the estimated and actual economic growth, and other assumptions used in statistical modelling to accrue these revenues. When these changes affect revenue estimates of prior years, they are classified as prior years’ adjustments (PYAs), see Note 6. Revisions to tax revenue inputs and variances in actual experience can result in significant estimate changes. Some of the key variable inputs related to tax revenues include, but are not limited to, the following:

Personal Income Tax	Corporate Income Tax	Harmonized Sales Tax

Personal taxable income levels	National corporate taxable income levels as provided by Finance Canada	Personal consumer expenditure levels

Provincial taxable income yield	Nova Scotia’s share of national taxable income	Provincial GDP Rebate levels

Tax credits uptake	Tax credits uptake	Residential housing investment

Pension, Retirement and Other Obligations of $3.00 billion (2025 – $3.01 billion), see Note 5, are subject to uncertainty because actual results may differ significantly from the Province’s long-term assumptions about plan members, return on investment of pension fund assets, health care cost trend rates for retiree benefits, the Province’s long-term cost of borrowing, and other economic conditions.

Asset retirement obligations of $660.5 million (2025 – $600.5 million), see Note 10, require estimates regarding the useful lives of the affected tangible capital assets, amount of regulated materials, and expected retirement costs, including the timing and duration of those retirement costs.

Liabilities for contaminated sites of $619.7 million (2025 – $614.0 million), see Note 11, may differ significantly from anticipated remediation plans once the actual nature and extent of the remediation activities, methods, and site contamination are known.

The net book value of tangible capital assets of $13.77 billion (2025 – $11.96 billion ), see Schedule 7, is subject to uncertainty because of differences between estimated and actual useful lives.

Other areas requiring the use of management estimates include allowances for doubtful accounts and the valuation of loans receivable and investments.

Public Accounts Volume 1 — Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2026

1.	Financial Reporting and Accounting Policies (continued)

f)	Future Changes in Accounting Standards

The Public Sector Accounting Board (PSAB) has issued: The Conceptual Framework for Financial Reporting in the Public Sector and PS 1202, Financial Statement Presentation, effective April 1, 2026. These standards will replace the existing conceptual framework and financial reporting model, PS 1000, Financial Statement Concepts, and PS 1100, Financial Statement Objectives, along with PS 1201, Financial Statement Presentation.

These new standards have not been applied in preparing these statements but are expected to significantly impact the presentation of the consolidated financial statements.

Two additional accounting standards issued by the Public Sector Accounting Board have not been applied in preparing these financial statements. The Province is assessing the impact that these standards will have on the consolidated financial statements:

•	PS 3251 Employee Benefits, effective April 1, 2029, will replace two existing standards setting foundational guidance for the recognition, measurement, presentation, and disclosure of all employee benefits.

•	PS 3150 Tangible Capital Assets, effective April 1, 2030, has been amended to incorporate government not-for-profit standards.

2.	Accounting Changes

Correction to Department of Education and Early Childhood Development Accounts Receivable

During the year, the Province identified an overstatement of accounts receivable and deferred revenue related to the Canada-Nova Scotia Canada-wide Early Learning and Child Care Agreement. Accounts receivable and deferred revenue were reduced by $75.3 million for the year-ending March 31, 2025. This correction has no impact on Net Debt, Accumulated Deficits, or the prior year Provincial Surplus.

3.	Restricted Assets

As at March 31, 2026, assets of $131.9 million (2025 – $122.0 million) were designated for restricted purposes by external parties. Restricted cash and short-term investments totaled $27.2 million (2025 – $13.1 million), comprised of: $18.2 million for Nova Scotia Health Authority (NSHA) research and other purposes (2025 – $nil), $5.0 million for gas market development as part of the Nova Scotia Market Development Initiative Fund (2025 – $4.8 million), $3.7 million for endowment and scholarship funds (2025 – $7.6 million), and $0.3 million for the Independent Production Fund (2025 – $0.6 million).

Restricted investments totaled $104.8 million (2025 – $108.9 million), comprised of: $63.4 million for NSHA research and other purposes (2025– $72.2 million) and $41.4 million for endowment funds (2025 – $36.7 million).

Externally restricted inflows not spent by year-end create a liability that will be settled by using the restricted assets for their intended purposes. The restricted assets described in this note are segregated from other assets and will be used as prescribed in a future period.

Notes to the Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2026

4.	Deferred Revenue

($ thousands)	2026	2025
	(as restated)
Annapolis Valley Regional Centre for Education	3,120	2,900
Build Nova Scotia	2,565	2,532
Canada - Affordable Housing Fund	7,035	8,247
Canada - CMHC National Housing Strategy	28,086	38,452
Canada - CMHC Social Housing Agreement	1,446	2,340
Canada Community-Building Fund (formerly Federal Gas Tax Fund)	5,503	5,429
Canada - COVID-19 Proof of Vaccination Fund	6,438	6,438
Canada - Nova Scotia Canada-Wide Early Learning and Child Care Agreement	25,474	7,544
Canada - Nova Scotia Home and Community Care and Mental Health and Addictions Services Funding Agreement	2,238	2,375
Conseil scolaire acadien provincial	1,933	3,347
Halifax Regional Centre for Education	7,805	7,431
Izaak Walton Killam Health Centre – Capital, Research, and Other Restricted Funds	37,554	37,342
Nova Scotia Community College	49,261	46,983
Nova Scotia Health Authority – Capital, Research, and Other
Restricted Funds	80,155	67,468
Nova Scotia School Lunch Program	—	3,032
Perennia Food and Agriculture Incorporated	1,264	4,133
Public Archives of Nova Scotia	3,905	3,644
Resource Recovery Fund Board Inc. – Unearned Revenue from Container Deposits, Paint Levies, and Tire Deposits	24,399	23,779
Seniors Pharmacare	15,014	15,254
Social Infrastructure Fund	2,315	2,315
Other Externally Restricted Funds	16,354	17,987

Total Deferred Revenue	321,864	308,972

5.	Pension, Retirement and Other Obligations

The Province provides its employees a variety of pension, retirement, post-employment, compensated absences (accumulated sick leave), and special termination benefits. Most plans are unfunded and are economically dependent on the Province. Except as otherwise noted, the cost of benefits is recognized in the periods the employee provides service. For benefits that do not vest or accumulate, a liability is recognized when an event occurs that obligates the Province to pay benefits.

a)	Description of Obligations

Pension Benefit Plans

The Province participates in multiple funded pension plans. The Nova Scotia Public Service Superannuation Plan (PSSP) and the Nova Scotia Teachers’ Pension Plan (TPP) are defined benefit plans with plan assets primarily composed of Canadian and foreign equities, government and corporate bonds, debentures, secured mortgages, and real estate.

Public Accounts Volume 1 — Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2026

5.	Pension, Retirement and Other Obligations (continued)

These plans are jointly funded with the Province matching contributions from employees. Retirement benefits paid are based on an employee’s length of service, rate of pay, and inflation adjustments.

The PSSP operates under the responsibility of the Public Service Superannuation Plan Trustee Inc. (PSSPTI). PSSPTI is a body corporate comprised of 13 board members – six represent the Province as the employer, six represent the employees, and an independent chairperson. The Province’s responsibility regarding this plan is limited to its pension expense for employer contributions paid to the PSSP, which are equal to the employee contributions. The contribution rate is set by PSSPTI pursuant to the legislated funding policy and is set for a five-year cycle.

As at March 31, 2026, the PSSP was 105.5 per cent funded. Indexing is based on a funded health review occurring every five years. The most recent funded health review for the period from January 1, 2026 to December 31, 2030 was completed in the first half of 2025. Based on the PSSP’s December 31, 2024 funding ratio of 114.6 per cent, 2.61 per cent indexing will be paid during the following five-year cycle and no changes to contributions will be made. The Province’s employer contributions to the PSSP in 2026 were $131.6 million (2025 – $111.6 million).

The TPP operates under the responsibility of the Teachers’ Pension Plan Trustee Inc. (TPPTI). TPPTI is a body corporate comprised of nine board members – four nominated by the Nova Scotia Teachers’ Union (NSTU), four nominated by the Province, and one Chair agreed to by both parties. Under a joint governance structure, the Province and NSTU membership equally share all surpluses and deficits of the plan. The Province accounts for one-half of all components of the accrued benefit liability associated with this plan in these consolidated financial statements. In addition, the Province recognizes one-half of the components associated with the net benefit plan expense associated with this plan. As at March 31, 2026, the total accrued benefit liability associated with this plan was $671.9 million (2025 – $748.0 million).

As at December 31, 2025, the TPP was 86.8 per cent funded. The TPP Regulations stipulate that when the most recent actuarial valuation shows an actuarial deficit of more than 10.0 per cent, no indexing shall be provided to those pensioners under the variable indexing provision (those who retired on or after August 1, 2006, and those who retired prior to August 1, 2006 but elected to participate in the variable indexing provision). In accordance with Regulation 27C(1), the Province contributed an additional $31.5 million to the TPP in 2026 (2025 – $44.5 million) based on the present value of the forgone indexing as determined by the TPP’s actuary. The Province’s total contributions to the TPP in 2026 were $172.1 million (2025 – $185.3 million).

During the year, the weighted average actual rate of return on TPP plan assets was 6.34 per cent (2025 – 6.95 per cent). The total market value of plan assets at March 31, 2026 was $6.5 billion (2025 – $6.2 billion). The liability recorded in 2026 for the TPP was based on the most recent actuarial valuation performed at December 31, 2024, extrapolated to March 31, 2026.

Notes to the Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2026

5.	Pension, Retirement and Other Obligations (continued)

The Province is also a participating employer of the Nova Scotia Health Employee’s Pension Plan (NSHEPP), a multiemployer defined benefit pension plan, funded by employer and employee contributions. As at December 31, 2025, the NSHEPP was 110.8 per cent funded. As the Province does not sponsor this plan, the annual net benefit plan expense is limited to the amount of required contributions provided for employees’ services rendered during the year. The most recent actuarial valuation was performed on July 1, 2024 and extrapolated to December 31, 2025, which indicated a funding surplus of $1.3 billion (2025 – $0.8 billion). The Province’s contributions to this plan in 2026 were $184.2 million (2025 – $166.6 million).

The Province is responsible for the Pension Plan for the Non-Teaching Employees of the Nova Scotia Education Entities, providing pension benefits to the non-teaching employees of the participating Regional Centres for Education (RCEs) and the Conseil scolaire acadien provincial (CSAP). The Province fully accounts for the accrued benefit asset and net benefit plan expense of this plan. The most recent actuarial valuation was performed on December 31, 2022 and extrapolated to March 31, 2026. As at December 31, 2022, the plan was 114.2 per cent funded, and the total market value of the plan assets at March 31, 2026 was $312.9 million (2025 – $276.7 million). Employer contributions in 2026 were $8.2 million (2025 – $7.4 million).

The Province has several other unfunded defined benefit pension plans. The liabilities for these other plans recorded in 2026 were based on the most recent actuarial valuations performed between September 30, 2023 and December 31, 2024 and extrapolated to

March 31, 2026.

Special Termination Benefits

The Province offered early retirement incentive programs to members of the PSSP and TPP in 1986 and 1994, respectively. Qualified members were offered additional years of pensionable service if they elected to retire early. The cost of these benefits was accrued in the year the employee accepted the early retirement option and continue to be calculated using actuarial valuations.

The liabilities for these termination benefits recorded in 2026 were based on the most recent actuarial valuations performed at December 31, 2024 and extrapolated to March 31, 2026.

Post-Employment Benefits

The Province sponsors two unfunded post-employment benefit plans: a Self-Insured Workers’ Compensation Plan and retirement health benefits, some of which contain a life insurance provision. Retirement health benefits vary depending on the negotiated collective agreements. The Province pays 65.0 per cent and 100.0 per cent of the cost of retirement health benefits for the PSSP and TPP retirees, respectively.

For the Self-Insured Workers’ Compensation Plan, the amount recorded in these consolidated financial statements represents the actual amount of benefits paid during the year plus the actuarial estimate of future payments based on claims ongoing at year-end.

The liabilities for these post-employment benefit plans recorded in 2026 were based on the most recent actuarial valuations performed between March 31, 2023 and December 31, 2024 and extrapolated to March 31, 2026.

Public Accounts Volume 1 — Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2026

5.	Pension, Retirement and Other Obligations (continued)

The Province also participates in the Nova Scotia Public Service Long Term Disability Plan (LTD Plan). The Province does not sponsor the LTD Plan; as a result, the Province does not account for any net position of the LTD Plan in these consolidated financial statements. The LTD Plan is managed and administered, under joint trusteeship, by a Board of Trustees appointed by the two plan sponsors: five nominated by the Province, five nominated by the Nova Scotia Government and General Employees Union (NSGEU), and one Chair agreed to by both sponsors. The LTD Plan is funded equally by employer and employee contributions. The most recent actuarial valuation was performed at December 31, 2024, and indicated a funded ratio of 115.4 per cent. The Province’s contributions to this plan in 2026 were $11.6 million (2025 – $9.7 million).

Accumulated Sick Leave Benefits

The Province’s RCEs and CSAP, health authorities, and Nova Scotia Community College (NSCC) collective agreements contain sick leave provisions that accumulate but do not vest. The Province measures and records a liability associated with the accumulated sick leave benefits (ASLBs) anticipated to be used in future years. The Province’s ASLBs are unfunded, meaning there are no assets set aside to cover the related costs of these benefits in the future.

Due to the nature of these benefits, a liability and expense are measured using actuarial valuations to estimate their financial value. An actuarial assumption is developed to reflect the probability of employees using ASLB “banked days”. This involves a detailed analysis of several years of data to determine historical usage. A historical usage pattern is not based on the data group as a whole but takes into account a number of specific factors such as, but not limited to, gender, age, and type of contract or job functions, each of which may impact the anticipated amount of accumulated sick leave time to be taken in the future. As a result, the anticipated usage assumption may involve a number of criteria and circumstances that then must be applied to the data in coordination with other actuarial assumptions such as the discount rate, retirement age assumptions, future salary increases, mortality rates, etc.

The liabilities for ASLBs recorded in 2026 were based on the most recent actuarial valuations performed between June 30, 2023 and March 31, 2024 and extrapolated to March 31, 2026.

Retirement Allowances

The Province sponsors retirement allowance plans for which benefits are paid upon retirement based on an employee’s length of service and rate of pay. These retirement allowance plans were discontinued for unionized staff and non-union civil servant/ management employees on April 1, 2015 and August 11, 2015 (discontinuation dates), respectively, and no new members will be admitted into the plans. Effective April 1, 2020, service accumulation ceased for public service awards for those entitled to receive a service award under the Public Service Award Regulations made under the Provincial Court Act. Any remaining retirement allowances will be paid upon retirement based on accumulated service as of the discontinuation dates and salary upon retirement.

The liabilities for these retirement allowance plans recorded in 2026 were based on the most recent actuarial valuations performed between March 31, 2024 and March 31, 2025 and extrapolated to March 31, 2026.

Notes to the Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2026

5.	Pension, Retirement and Other Obligations (continued)

b)	Summary of Balances

							2026	2025
($ thousands)	Teachers’ Pension Plan	Other Pension Plans	Total Pension Benefits	Retirement Health Benefits	Other Benefits	Total Other Benefits	Total	Total
Projected Benefit Obligation, Beginning of Year	3,539,164	699,304	4,238,468	1,369,544	357,480	1,727,024	5,965,492	6,019,975
Current Benefit Cost	81,087	27,122	108,209	49,154	43,487	92,641	200,850	195,614
Interest Cost	226,441	32,368	258,809	51,929	13,390	65,319	324,128	312,889
Actuarial Losses (Gains)	(32,539)	11,722	(20,817)	(98,310)	(28,858)	(127,168)	(147,985)	(226,412)
Benefit/Premium Payments	(230,838)	(44,157)	(274,995)	(32,763)	(39,601)	(72,364)	(347,359)	(343,559)
Other	1,145	(47)	1,098	(116)	16,867	16,751	17,849	3,309
Plan Amendments	—	—	—	—	—	—	—	3,676

Projected Benefit Obligation, End of Year	3,584,460	726,312	4,310,772	1,339,438	362,765	1,702,203	6,012,975	5,965,492

Market Related Value of Plan Assets,
Beginning of Year	3,126,821	371,843	3,498,664	—	—	—	3,498,664	3,297,547
Expected Return on Plan Assets	205,551	21,338	226,889	—	—	—	226,889	210,486
Actuarial Gains (Losses)	(25,622)	11,448	(14,174)	—	—	—	(14,174)	46,845
Benefit Payments	(230,838)	(44,245)	(275,083)	—	—	—	(275,083)	(271,384)
Other	1,145	(943)	202	—	—	—	202	717
Employer Contributions	86,066	40,630	126,696	—	—	—	126,696	133,621
Employee Contributions	70,560	11,534	82,094	—	—	—	82,094	80,832

Market Related Value of Plan Assets, End of Year	3,233,683	411,605	3,645,288	—	—	—	3,645,288	3,498,664

Net Benefit Plans Deficiency, End of Year	350,777	314,707	665,484	1,339,438	362,765	1,702,203	2,367,687	2,466,828
Unamortized Net Actuarial Gains (Losses)	(14,850)	34,000	19,150	532,896	45,478	578,374	597,524	517,042
Valuation Allowance	—	33,973	33,973	—	—	—	33,973	24,076

Accrued Benefit Liability, End of Year	335,927	382,680	718,607	1,872,334	408,243	2,280,577	2,999,184	3,007,946

Public Accounts Volume 1 —  Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2026

5.  Pension, Retirement and Other Obligations (continued)

c)  Net Benefit Plans Expense

							2026	2025
($ thousands)	Teachers’ Pension Plan	Other Pension Plans	Total Pension Benefits	Retirement Health Benefits	Other Benefits	Total Other Benefits	Total	Total
Current Benefit Cost	81,087	27,122	108,209	49,154	43,487	92,641	200,850	195,614
Employee Contributions	(70,560)	(11,534)	(82,094)	—	—	—	(82,094)	(80,832)
Employer Contributions *	86,066	—	86,066	—	—	—	86,066	92,655
Plan Amendments	—	—	—	—	—	—	—	3,676
Amortization of Net Actuarial Losses (Gains)	16,595	(4,324)	12,271	(31,849)	(33,786)	(65,635)	(53,364)	(21,495)
Other	—	391	391	427	16,867	17,294	17,685	2,002
Increase in Valuation Allowance	—	9,897	9,897	—	—	—	9,897	6,080
Interest Cost	226,441	32,368	258,809	51,929	13,390	65,319	324,128	312,889
Expected Return on Plan Assets	(205,551)	(21,338)	(226,889)	—	—	—	(226,889)	(210,486)
Employer Contributions to Multi-Employer Plans	—	315,786	315,786	—	11,605	11,605	327,391	287,888

Net Benefit Plans Expense	134,078	348,368	482,446	69,661	51,563	121,224	603,670	587,991

Recorded as:
Fringe Benefits Expense	140,586	331,837	472,423	25,188	49,085	74,273	546,696	501,739
Pension Valuation Adjustment	(27,398)	5,501	(21,897)	(7,456)	(10,912)	(18,368)	(40,265)	(16,151)
Net Pension Interest Cost	20,890	11,030	31,920	51,929	13,390	65,319	97,239	102,403

Net Benefit Plans Expense	134,078	348,368	482,446	69,661	51,563	121,224	603,670	587,991

*

This represents one-half of the employer contributions made by the Province to the TPP. Included in the figures above are one-half of all transactions associated with the TPP to reflect the Province’s share of this plan under joint trusteeship.

Notes to the Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2026

5.	Pension, Retirement and Other Obligations (continued)

d)	Plan Composition

The table below shows the composition of the plan balances and net benefit plans expense.

($ thousands)	2026	2025	2026	2025
	Accrued Benefit (Asset) Liability	Accrued Benefit (Asset) Liability	Net Benefit Plans Expense	Net Benefit Plans Expense
Pension Benefits
Public Service Superannuation Plan *	—	—	131,631	111,612
Teachers’ Pension Plan	335,927	373,983	134,078	150,529
Health Employees Pension Plan *	—	—	184,155	166,601
Educational Non-Teaching Plans	(6,283)	(6,494)	11,171	6,998
Members of the Legislative Assembly Pension Plan	129,343	126,608	8,560	13,140
Sysco Pension Plan	80,491	88,151	1,119	(70)
Supplementary Pensions	179,129	181,869	11,732	12,572

Total Pension Benefits	718,607	764,117	482,446	461,382

Other Benefits
Public Service Superannuation Plan
Health Benefits	318,954	325,877	(1,331)	6,106
Teachers’ Pension Plan Health Benefits	1,130,731	1,094,864	54,213	59,399
Health Sector Retirement Health Benefits	286,814	280,335	13,351	12,814
Other Retirement Health Benefits	135,835	134,864	3,428	4,190
Self-Insured Workers’ Compensation Plan	163,426	160,979	18,336	14,125
Public Service Long Term Disability Plan *	—	—	11,605	9,675
Accumulated Sick Leave Benefits	219,210	217,904	23,006	20,836
Retirement Allowances	25,607	29,006	(1,384)	(536)

Total Other Benefits	2,280,577	2,243,829	121,224	126,609

Pension, Retirement and Other Obligations	2,999,184	3,007,946	603,670	587,991

*	Province does not sponsor these plans; the annual net benefit plan expense is limited to the employer contributions paid by the Province.

Public Accounts Volume 1 — Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2026

5.	Pension, Retirement and Other Obligations (continued)

e)	Actuarial Assumptions

The significant assumptions used to measure the Province’s benefit plan obligations are:

	2026		2025
	Pension Benefits	Other Benefits	Pension Benefits	Other Benefits
Long-term inflation rate	2.00%	2.00%	2.00%	2.00%
Expected real rate of return on plan assets
TPP	4.56%	—	4.41%	—
NSECSB	3.87%	—	4.07%	—
Rate of compensation increase	0.00% - 2.50%	1.50% - 2.50%	0.0% - 3.5%	1.5% - 3.0%
	+ merit	+ merit	+ merit	+ merit
Discount rates:
TPP	6.65%		6.50%
NSECSB	5.95%		6.15%
Other Plans		4.06%		3.67%

Other Assumptions

•	7.0 per cent annual rate increase in the cost per person of covered health care benefits for 2025-26, decreasing to an ultimate rate of 4.0 per cent per annum over 20 years

•	7.0 per cent annual rate increase in the cost per person of covered prescription drugs for 2025-26, decreasing to an ultimate rate of 4.0 per cent per annum over 20 years

Actuarial assumptions are reviewed and assessed on an annual basis, taking into account various changing conditions and reflecting the Province’s best estimate of performance over the long term.

The net unamortized actuarial gains (losses) are amortized on a straight-line basis over the expected average remaining service life (EARSL) of the related employee groups ranging from 6.0 to 16.0 years. The Province’s weighted-average EARSL is 14.9 years.

f)	Sensitivity Analysis

Changes in actuarial assumptions can result in significantly different estimates of the projected benefit obligations. The table below indicates the possible changes to these obligations for the more significant benefit plans as a result of slightly different key actuarial assumptions.

	2026
($ thousands)	Pension Benefits		Other Benefits		Total
Possible change in obligations due to:
a) Discount Rate – 0.5% Decrease	232,560	5.9%	148,048	8.6%	380,608	6.7%
b) Salary Growth Rate – 1.0% Increase	143,255	3.6%	20,724	1.2%	163,979	2.9%
c) Health Care Cost Trend Rate – 1.0% Increase	n/a	n/a	309,289	18.1%	309,289	5.4%

The sensitivity analyses are based on a change in one assumption while holding all other assumptions constant. In practice, this is unlikely to occur, and changes in some of the assumptions may be correlated.

Notes to the Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2026

6.	Prior Years’ Adjustments (PYAs)

PYAs resulting from measurement uncertainty, see Note 1 e), reflect updates to the Province’s forecasts and revisions to information obtained from the federal government relating to prior years. The current year revenues and corresponding PYAs are reported in Schedule 1 as follows:

($ thousands)	2026			2025
	Current	PYA	Total	Current	PYA	Total
Provincial Sources
Personal Income Tax	4,743,879	13,117	4,756,996	4,471,232	272,059	4,743,291
Corporate Income Tax	900,665	4,698	905,363	942,496	163,933	1,106,429
Harmonized Sales Tax	2,567,300	66,529	2,633,829	2,667,054	70,145	2,737,199
Petroleum Royalties	—	—	—	—	55,324	55,324
Financial Institutions Capital Tax [1]	76,985	2,732	79,717	75,056	14,692	89,748
Large Corporations Tax [1]	—	21	21	—	(94)	(94)

		87,097			576,059

Federal Sources
Canada Health Transfer	1,435,328	8,937	1,444,265	1,357,718	1,173	1,358,891
Canada Social Transfer	457,125	2,901	460,026	440,804	(631)	440,173

		11,838			542

[1]	Included in Other Tax Revenue in Schedule 1

7.	Debt Servicing Costs

($ thousands)	2026	2025
CDN$ Denominated Debt	724,231	681,891
Pension, Retirement and Other Obligations	97,239	102,403
Capital Leases	6,976	7,392
Public Private Partnerships (P3s)	9,630	9,950
Other Debt	14,117	56,572
Amortization of Premiums and Discounts on Unmatured Debt	17,417	16,322
Amortization of Foreign Exchange Gains	(19)	(17)

Total Debt Servicing Costs	869,591	874,513

Debt servicing costs have been offset with associated interest revenue of $0.4 million (2025 – $0.2 million) on repurchased debt instruments.

For the year ended March 31, 2026, total debt servicing costs for the Province’s government business enterprises were $4.5 million (2025 – $9.5 million), see Schedule 6.

Public Accounts Volume 1 — Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2026

8.	Expenses by Object

($ thousands)	2026	2025
Grants and Subsidies	6,593,353	6,452,072
Salaries and Employee Benefits	7,445,281	6,439,690
Operating Goods and Services	3,145,952	2,984,448
Professional Services	616,686	589,458
Amortization	703,651	611,531
Debt Servicing Costs	869,591	874,513
Other	12,387	4,179

Total Expenses by Object	19,386,901	17,955,891

9.	Cash Flow — Net Change in Other Items

($ thousands)	2026	2025
		(as restated)
Decrease (Increase) in Accounts Receivable	(59,864)	276,923
Decrease in Inventories for Resale	86	389
Increase in Assets Held for Sale	(26,361)	—
Increase (Decrease) in Bank Advances and Short-Term Borrowings	399,011	(52,743)
Increase in Accounts Payable and Accrued Liabilities	895,998	143,018
Increase (Decrease) in Deferred Revenue	12,892	(56,010)
Increase in Accrued Interest	26,601	36,107
Increase (Decrease) in Pension, Retirement and Other Obligations	(8,762)	5,922
Increase in Asset Retirement Obligations	60,049	8,506
Increase in Liabilities for Contaminated Sites	5,744	13,702
Increase in Inventories of Supplies	(6,846)	(16,148)
Decrease (Increase) in Prepaid Expenses	(54,873)	8,139

Total Net Change in Other Items	1,243,675	367,805

10.	Asset Retirement Obligations

The Province owns and operates various assets that are subject to asset retirement obligations. As at March 31, 2026, a total liability for asset retirement obligations of $660.5 million (2025 – $600.5 million) has been recorded in these consolidated financial statements. The Province has not set aside assets designated for settling asset retirement obligations.

Notes to the Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2026

10.	Asset Retirement Obligations (continued)

The Province’s estimates for the decommissioning of assets at retirement are based on engineering reports developed using available data such as environmental reports, building management reports, and internal data and records, which were supplemented as required by the past experience of internal experts in relation to these types of regulated materials. Given the nature of these obligations, significant measurement uncertainty exists in both the amount and timing of the estimates, see Note 1 e).

These estimates have been measured on an undiscounted basis and consist of several types of asset retirement obligations as follows:

Asbestos Abatement

Many provincially owned buildings are known or expected to contain asbestos, which represents a health hazard upon demolition of the building. The Province is legally required to perform abatement activities upon renovation or demolition of these buildings. Abatement activities include handling and disposing of the asbestos in a prescribed manner when it is disturbed. The estimated total liability for asbestos abatement is $526.3 million (2025 – $473.5 million).

Lead

The provincially owned buildings are also known or expected to contain lead-based materials such as drywall, plaster, painted wood, pipe insulation, and flooring materials, which represent health hazards upon handling of those materials. The Province is legally required to dispose of these materials in a regulated manner. The estimated total liability related to the proper disposal of lead-containing materials is $124.9 million (2025 – $119.4 million).

Underground Fuel Storage Tanks

According to legislation, the Province is required to decommission provincially owned underground fuel storage tanks in a prescribed manner at the time of their replacement or at the end of their useful life. The estimated total liability related to the decommissioning of underground fuel storage tanks is $1.3 million (2025 – $1.3 million).

Other

The Province has a number of other regulated building materials, such as mercury, polychlorinated biphenyls (PCBs), and refrigerants, as well as gravel pits that arise due to contractual obligations. The estimated total liability related to these other materials is $8.0 million (2025 – $6.3 million).

Amortization is calculated on a declining balance basis for most assets with asset retirement obligations of the General Revenue Fund. Amortization is generally calculated on a straight-line basis for most assets with asset retirement obligations of the governmental units. Amortization rates are identified in Schedule 7.

Public Accounts Volume 1 — Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2026

10.	Asset Retirement Obligations (continued)

The tables below show the continuity of Asset Retirement Obligations:

($ thousands)	2026
			Fuel
	Asbestos	Lead	Tanks	Other	Total
Balance, Beginning of Year	473,488	119,401	1,275	6,324	600,488
Liabilities Incurred During Year	1,011	141	10	—	1,162
Liabilities Settled During Year	(2,023)	(714)	(180)	(39)	(2,956)
Changes in Estimated Costs	53,781	6,101	160	1,694	61,736
Accretion Expense	20	—	—	87	107

Balance, End of Year	526,277	124,929	1,265	8,066	660,537

	2025
			Fuel
	Asbestos	Lead	Tanks	Other	Total
Balance, Beginning of Year	465,618	118,731	1,395	6,238	591,982
Liabilities Incurred During Year	—	—	—	—	—
Liabilities Settled During Year	(2,213)	(442)	(120)	—	(2,775)
Changes in Estimated Costs	10,083	1,112	—	—	11,195
Accretion Expense	—	—	—	86	86

Balance, End of Year	473,488	119,401	1,275	6,324	600,488

Asset Retirement Obligations and the associated Tangible Capital Asset Class:

($ thousands) Asset Type and Class	Asset Net Book Value	ARO Liability
Buildings and Land Improvements	177,698	612,706
Other	7	3,680
Unrecorded Assets	—	44,151

Total	177,705	660,537

11.	Liabilities for Contaminated Sites

Various provincially owned sites throughout the province are known to be or are at risk of being contaminated. Studies are ongoing to assess the nature and extent of damage to develop remediation plans. Provisions for these costs are recorded when it is determined a liability exists and a reasonable estimate of the remediation costs can be made. As at March 31, 2026, a total liability for contaminated sites of $619.7 million (2025 – $614.0 million) has been recorded in these consolidated financial statements.

Notes to the Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2026

11.	Liabilities for Contaminated Sites (continued)

The Province’s estimates for remediation are based on environmental studies, engineering reports, and if appropriate, extrapolation techniques similar to those used for other contaminated sites with which the Province was involved. These estimates have been measured on an undiscounted basis. The Province has identified and continues to track approximately 205 sites in total. Of these, 97 were identified as sites where action is likely and for which a liability was recorded, including the following:

Boat Harbour in Pictou County

A liability of $419.0 million (2025 – $405.7 million ) has been recognized for the remediation of effluent on site. At this stage in the process, the Province continues to test and refine its current remediation strategy, and as a result, there remains significant measurement uncertainty related to this estimate.

The federal government has committed to reimbursing the Province for up to $100.0 million in eligible remediation costs incurred on this project. This federal commitment has not been reflected as part of the Boat Harbour remediation liability but has been disclosed as a contractual right in Note 12 e) and is expected to result in revenue in future periods as the remediation is completed.

Sydney Steel Corporation (SYSCO) including Sydney Tar Ponds/Coke Ovens Site

A liability of $45.8 million (2025 – $49.8 million) has been recognized for future decommissioning, demolition, and remediation of SYSCO’s and adjacent sites, including the long-term maintenance and monitoring of the Sydney Tar Ponds/Coke Ovens site expected until 2039.

Abandoned Mine Sites

The Province is responsible for the risk management and potential remediation of certain historic abandoned mines that exist on Crown land. For most of these mine sites, the companies that caused the contamination no longer exist. The mining operations were primarily comprised of gold and other metals, coal, gypsum, and limestone. The risk of contamination at these sites primarily comes from mine tailings and other possible contaminants that were left on site.

A liability of $141.3 million (2025 – $144.0 million) has been recognized for the remediation of abandoned mine sites. The Province has identified seven former mine sites (five gold, one coal, one celestite) where contamination is known to exceed an environmental standard. A liability of $90.7 million (2025 – $90.3 million) has been recognized for these seven sites. A liability of $50.6 million (2025 – $53.5 million) has also been recognized for the remaining 53 former mine sites based on the Province’s assessment of risk using past experience and assessments performed on other similar sites. While remediation is expected in the future, further testing and evaluation is required to determine the extent of contamination and possible site management options. These liabilities will be revised when the extent of future remediation is known, and the future costs can be more precisely measured.

At year-end, detailed site assessments were underway for four former coal mine sites and one former gold mine site located on Crown lands where contamination is expected to exceed an environmental standard. The province will continue to provide notification in accordance with the Contaminated Sites Regulations as required.

Public Accounts Volume 1 — Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2026

11.	Liabilities for Contaminated Sites (continued)

Other Contaminated Sites

A liability of $13.6 million (2025 — $14.5 million) has been recognized for various other contaminated sites associated with highway maintenance, commercial, and industrial operations.

For the remaining 108 identified sites, no liability for remediation has been recorded either because they have a minimal risk of requiring future remediation or the extent of contamination and possible remediation activities are unknown. They are at various stages of contamination evaluation, and studies will continue to assess the nature and extent of contamination to develop remediation plans and record a liability, if necessary. For the sites with minimal contamination, the Province does not expect to give up any future economic benefits as there is likely no significant environmental impact or risks to human health.

12.	Contingencies and Contractual Obligations/Rights

a)	Contingent Liabilities

Lawsuits

The Province is involved in various legal proceedings arising from government activities. These disputes have resulted from breaches of contract, damages suffered by individuals or property, and related elements. These claims include items with pleading amounts and items where an amount is not specified. While the total amount claimed in these actions may be significant, their outcomes are not certain.

When a loss due to a lawsuit is likely to occur and the amount can be reasonably estimated, the amount is recorded as an accrued liability and an expense. The accrued liability for pending litigation in process as at March 31, 2026 was $165.2 million (2025 – $222.7 million).

Guarantees

Guarantees by the Province are authorized by various acts of legislature and provided through specific agreements and programs to repay promissory notes, bank loans, lines of credit, mortgages, and other securities. Provisions for losses on guarantees are recorded when it is likely that a loss will occur. The amount of the loss provisions represents the Province’s best estimate of future payments. Estimates take into consideration the nature of the loan guarantees, loss experience, and current conditions. The provisions are reviewed on an ongoing basis and changes in the provisions are recorded as expenses in the year they become known. Details on guarantees authorized, utilized, and accrued are presented in Schedule 8.

Other Contingent Liabilities

The Province also has contingent liabilities in the form of indemnities. The Province’s potential liability, if any, cannot be determined at this time.

Notes to the Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2026

12.	Contingencies and Contractual Obligations/Rights (continued)

b)	Contingent Assets

The Province may receive funds in the future from recoveries of various types of claims paid out and other agreements pending the occurrence of certain events. Recoveries are recorded once the contingent events occur, are measurable, and collectability is reasonably assured.

On April 6, 2023, the Province issued an order for Nova Scotia Power Incorporated (NSPI) to pay a $10.0 million penalty for not meeting its renewable electricity targets under the Renewable Electricity Regulations. NSPI has requested the Energy and Regulatory Boards Tribunal to overturn the penalty. The Court decision has not been made yet as of March 31, 2026. This $10 million penalty has not been recognized in these consolidated financial statements.

c)	Contractual Obligations

As at March 31, 2026, the Province had contractual obligations as follows:

($ thousands) Fiscal Year	General Revenue Fund	Governmental Units	Government Business Enterprises	Total Contractual Obligations
2027	4,827,887	448,654	—	5,276,541
2028	3,517,782	272,393	—	3,790,175
2029	2,635,485	183,870	—	2,819,355
2030	1,773,583	145,027	—	1,918,610
2031	1,505,242	98,893	—	1,604,135
2032 to 2036	6,248,596	1,041,876	—	7,290,472
2037 to 2041	3,688,236	—	—	3,688,236
2042 to 2046	3,722,915	—	—	3,722,915
2047 and thereafter	5,526,473	—	—	5,526,473

	33,446,199	2,190,713	—	35,636,912

These contractual obligations are comprised of $33.45 billion from the General Revenue Fund, and $2.2 billion from governmental units. Included are contractual obligations for the Department of Seniors and Long-Term Care of $20.29 billion for service agreements with long-term care facilities, $6.54 billion for the Department of Health and Wellness (DHW) for future commitments related to P3 arrangements (of which $2.86 billion is for the capital portion and $3.68 billion for the operating and maintenance portion), $1.29 billion for the Department of Justice for the Royal Canadian Mounted Police (RCMP) policing services, $956.1 million for the Department of Public Works for various school, health, and highway projects, $945.4 million for DHW relating to medical transportation services, $831.5 million for the Department of Opportunities and Social Development for Disability Support Program Homes Contracts, and $398.6 million for the Department of Advanced Education for various bilateral agreements with various universities.

Public Accounts Volume 1 — Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2026

12.	Contingencies and Contractual Obligations/Rights (continued)

d)	Operating Leases

As at March 31, 2026, the Province was contractually obligated under various operating leases. Future minimum annual lease payments were as follows:

($ thousands) Fiscal Year	General Revenue Fund	Governmental Units	Government Business Enterprises	Total Lease Payments
2027	85,981	52,570	79	138,630
2028	68,019	45,822	81	113,922
2029	61,878	40,809	83	102,770
2030	55,446	38,156	—	93,602
2031	30,765	33,866	—	64,631
2032 to 2036	62,758	129,338	—	192,096
2037 to 2041	6,290	11,347	—	17,637
2042 to 2046	1,533	6,956	—	8,489

	372,670	358,864	243	731,777

e)	Contractual Rights

As at March 31, 2026, the Province had contractual rights as follows:

($ thousands) Fiscal Year	General Revenue Fund	Governmental Units	Government Business Enterprises	Total Contractual Rights
2027	660,568	—	—	660,568
2028	480,333	—	—	480,333
2029	287,879	—	—	287,879
2030	268,014	—	—	268,014
2031	247,456	—	—	247,456
2032 to 2036	3,754	—	—	3,754
2037 to 2041	2,381	—	—	2,381
2042 to 2046	913	—	—	913

	1,951,298	—	—	1,951,298

These contractual rights are comprised of $1.09 billion for the Department of Education and Early Childhood Development for Early Learning and Child Care programs and other federal funding programs, $255.9 million for the Department of Municipal Affairs for various funding commitments under the Investing in Canada Infrastructure Program and Canada Community Building Fund, $135.2 million for the Department of Public Works for various federal funding programs, including $100.0 million for the reimbursement of remediation costs associated with the Boat Harbour site in Pictou County as described in Note 11, $95.8 million for the Department of Labour, Skills and Immigration for the Labour Market Development program, and $93.1 million for the Department of Growth and Development for federal funding initiatives under the National Housing Strategy.

Notes to the Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2026

13.	Risk Management and Financial Instruments

As a result of borrowing in both Canadian and foreign financial markets and being a party to financial instruments, the Province is exposed to credit risk, liquidity risk, and market risks (including interest rate risk and foreign exchange risk). The Province employs various risk management strategies and operates within fixed risk exposure limits to ensure exposure to risk is managed in a prudent and cost effective manner. A variety of strategies are used, including the use of derivative financial instruments (derivatives). Derivatives are financial contracts, the value of which is derived from underlying instruments. The Province uses derivatives to hedge and to mitigate foreign exchange risk and interest rate risk. The Province does not use derivatives for speculative purposes.

Credit Risk

Credit risk exposure is attributed to the risk that a counterparty to a financial instrument will cause a financial loss to the Province. The Province’s exposure is held in its cash, receivables, investments, and derivative financial instruments.

For certain loans, credit risk is managed through collateral security pledged by the borrowers and the appropriate provision for loan losses. Additionally, the risk of counterparty default is managed through evaluation of accounts receivable, loans receivable, and investment balances. When evaluation of these balances indicates a counterparty may be unable to fulfill their commitment, the Province recognizes an allowance for doubtful accounts or valuation allowance as required.

The use of derivatives introduces credit risk, which is the risk of a counterparty defaulting on contractual derivative obligations in which the Province has an unrealized gain. The Province manages its credit risk exposure from derivatives by, among other activities, dealing only with high credit quality counterparties and regularly monitoring compliance to credit limits. The

Province’s policy requires that a minimum credit rating for counterparties to derivative transactions be “A-” with a stable outlook as determined by the major credit rating agencies. The Province uses derivatives to manage the fixed and floating interest rate mix of its debt portfolio. Interest rate contracts include swap agreements and options on swaps. These contracts are used to vary the amounts and periods for which interest rates on borrowings are fixed or floating.

As at March 31, 2026, the Province has 30 interest rate swap contracts to convert certain interest payments from fixed to floating and from floating to fixed. These swaps have terms remaining of 0.16 years to 19.65 years, a notional principal value of $1.02 billion and a mark to market value of ($3.5) million. Notional amounts represent the volume of outstanding derivative contracts and are not indicative of credit risk.

The table below presents the credit risk and maturity profile associated with the derivative financial instrument portfolio measured using observable market data at year-end.

Public Accounts Volume 1 — Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2026

13.	Risk Management and Financial Instruments (continued)

($ thousands)

Maturity Date	Current Currency	Current Notional	Fair Value[1]

Derivative Financial Assets
2027	CDN$	—	—
2028	CDN$	94	—
2029	CDN$	202,975	2,679
2030	CDN$	2,588	6
2031	CDN$	10,463	195
2032 and thereafter	CDN$	471,911	13,435

Total		688,031	16,315

Derivative Financial Obligations
2027	CDN$	3,271	(20)
2028	CDN$	1,649	(5)
2029	CDN$	3,490	(42)
2030	CDN$	4,389	(16)
2031	CDN$	—	—
2032 and thereafter	CDN$	323,105	(12,700)

Total		335,904	(12,783)

[1]

Fair value is based on the Mark to Market, an indication of the swap’s market value as at March 31, 2026. It is also the equivalent of the present value of future cash flows based on market conditions at March 31, 2026.

The Province’s carrying amounts for financial assets best represent its maximum exposure to credit risk.

Liquidity Risk

Liquidity risk is the risk that the Province will not be able to meet its financial commitments over the short term. To reduce liquidity risk, the Province maintains liquid reserves (cash and cash equivalents) at levels that will meet cash requirements in the near future and will give the Province flexibility in the timing of issuing debt. In addition, the Province has a short-term note program, uncommitted bank lines, and discretionary sinking funds as alternative sources of liquidity. This risk is also managed by distributing debt maturities over many years and having up to 50.0 per cent of long-term debt with a maturity of over 15.0 years.

Market Risk

Interest rate risk is the risk that debt servicing costs will vary unfavourably due to fluctuations in interest rates. As at March 31, 2026, a one per cent increase or decrease in interest rates would result in a $6.2 million increase or decrease in operating results on floating financial instruments outstanding at the end of the fiscal year and fixed income securities maturing within 12 months. As discussed under Credit Risk, the Province uses derivatives to manage the fixed and floating interest rate mix of its debt portfolio.

Foreign exchange risk is the risk that the cash flows needed to repay the interest and principal on loans in foreign currencies will vary due to fluctuations in foreign exchange rates. As at March 31, 2026, the Province has no material foreign exchange exposure.

Notes to the Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2026

13.	Risk Management and Financial Instruments (continued)

Fair Value

Financial instruments recorded at fair value are classified using a fair value hierarchy that reflects the significance of the inputs used in making the measurements. Financial instruments were measured using a commonly used valuation model that includes all factors market participants would consider in pricing a transaction and is consistent with economic methodologies for financial instruments. The following table presents the financial instruments recorded at fair value in the Consolidated Statement of Financial Position, classified using the fair value hierarchy described in Note 1 d).

($ thousands) Fair Value Hierarchy	Fair Value	Cost / Amortized Cost	Total
Cost/Amortized Cost
Investments	—	1,178,679	1,178,679
Level 1
Investments	347,340	—	347,340
Level 2
Investments	38,022	—	38,022

	385,362	1,178,679	1,564,041

Derivative Financial Assets	16,315	—	16,315
Derivative Financial Obligations	(12,783)	—	(12,783)

Total	388,894	1,178,679	1,567,573

There have been no significant transfers between Level 1 and Level 2 of the fair value hierarchy. There were no fair value measurements classified as Level 3.

14.	Public Private Partnerships (P3)

The Province is party to three public private partnership (P3s) arrangements for the procurement of tangible capital assets:

Highway 104 Sutherland’s River Twinning Project

The Highway 104 Sutherland’s River Twinning (H104 P3) Project is for the design, construction, financing, operation, and maintenance of a highway, including construction of new interchanges and bridges, between Sutherland’s River, Pictou County and Antigonish. The private sector partner will operate and maintain the highway for 20 years post substantial completion. The project began construction in May 2020 and substantial completion was reached on August 31, 2023.

The H104 P3 monthly service payments are subject to deductions for availability and quality failures. The agreement allows for termination under limited circumstances including in the event of private sector partner default, relief event that causes any failure by a Party to perform any of its obligations as defined in the project agreement, force majeure, or at the Province’s convenience. Both parties are to use commercially reasonable efforts to remedy any failures to perform.

Public Accounts Volume 1 — Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2026

14.	Public Private Partnerships (P3) (continued)

Bayers Lake Community Outpatient Centre Project

The Bayers Lake Community Outpatient Centre (BLCOC) Project is for the design, construction, financing, operation, and maintenance of a healthcare facility. The private sector partner will maintain the facility for 30 years post substantial completion. The project began construction in November 2020 and substantial completion was reached on August 15, 2023. The facility opened for operation on November 20, 2023.

The BLCOC monthly service payments are subject to deductions for availability, service, quality, and system failures. The agreement allows for termination similar to the above noted for the H104 P3 arrangement.

Halifax Infirmary Expansion Project Acute Care Tower

The Halifax Infirmary Expansion Project Acute Care Tower (HIEP ACT) Project is for the design, construction, financing, and maintenance of a healthcare facility. The private sector partner will maintain the facility for 30 years post substantial completion. The project closed in February 2025 and substantial completion is anticipated to occur in November 2030.

The HIEP ACT monthly service payments are subject to deductions for availability, service, quality, and system failures. The agreement allows for termination similar to the above noted for the H104 P3 arrangement.

The Province retains ownership of the tangible capital assets acquired under these P3 arrangements. Assets acquired are recognized at cost and amortized over their estimated useful lives using the declining balance method, as reported in Schedule 7. P3 liabilities are recognized at the same amount as the related asset and subsequently measured at amortized cost using the effective interest method. The liabilities are settled through future cash payments and are reported in Schedules 4 and 5. Operating and/or maintenance costs within the P3 arrangements have been recognized as expenses in the period to which they relate. Future commitments related to these P3 arrangements are disclosed in Note 12 c).

15.	Trust Funds Under Administration

Trust fund assets solely administered by the Province are as follows:

($ thousands)	2026	2025
Nova Scotia Credit Union Deposit Insurance Corporation [1]	60,879	55,211
Public Trustee [2]	88,637	80,840
Miscellaneous Trusts [3]	76,796	70,507

Total Trust Funds Under Administration	226,312	206,558

[1]	Represents trust with December 31 year-end.
[2]	Financial statements of these funds are available in Public Accounts – Volume 2.
[3]	Miscellaneous trusts include a large number of relatively small funds.

Notes to the Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2026

15.	Trust Funds Under Administration (continued)

Other Trusts

The Nova Scotia Teachers’ Union and the Province agreed to joint trusteeship of the Teachers’ Pension Plan (TPP) effective April 1, 2006. Under joint trusteeship, the trustee of the Plan is the Teachers’ Pension Plan Trustee Inc. (TPPTI), of which the Province appoints four of nine members. TPPTI is responsible for the administration of the trust fund and investment management of fund assets. The total net assets available for benefits as at December 31, 2025 were $6.5 billion (2024 – $6.2 billion).

The Public Service Superannuation Plan operates under the responsibility of the Public Service Superannuation Plan Trustee Inc. (PSSPTI), of which the Province appoints six of the 13 members. Due to changes made to the Public Service Superannuation Act effective April 1, 2013, the Province no longer has any responsibility for this plan. As at March 31, 2026, the total net assets available for benefits were $8.7 billion (2025 – $8.3 billion).

The Nova Scotia Public Service Long Term Disability Plan (LTD Plan) operates as a joint trusteeship between the Province and the Nova Scotia Government and General Employees Union (NSGEU), of which the Province appoints five of 11 trustees. The Trustees are responsible for the administration of the trust fund and investment management of fund assets, and all liability for benefits resides exclusively with the LTD Plan’s trust fund. The total net assets available for benefits as of December 31, 2025 were $163.9 million (2024 – $159.1 million).

16.	Related Party Transactions

Included in these consolidated financial statements are insignificant transactions with various provincial Crown corporations, agencies, boards, and commissions. Significant related party transactions have been eliminated for purposes of consolidated reporting. Parties are deemed to be related to the General Revenue Fund due to common control or ownership by the Province.

Related parties also include key management personnel having the authority and responsibility for planning, directing, and controlling the activities of the Province, their close family members, and any entities closely affiliated with these individuals. Key management personnel for the Province have been identified as the Premier, Cabinet Ministers, other MLAs appointed to Treasury and Policy Board, Deputy Ministers, Associate Deputy Ministers, and the senior leaders and Board members of the Province’s controlled entities. The Province may enter into transactions with these individuals and entities in the normal course of business measured at the exchange amount.

For the year ended March 31, 2026, there were no transactions to report between the Province and key management personnel, their close family members, or any entities affiliated with them at a price different than fair market value or under terms different than what two unrelated parties would agree to.

The most significant unadjusted related party transactions are described in more detail in Schedule 6 – Government Business Enterprises.

Public Accounts Volume 1 — Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2026

17.	Accounts Receivable

($ thousands)	2026	2025
		(as restated)
Gross Accounts Receivable	1,764,781	1,699,916
Allowance for Doubful Accounts	(20,510)	(15,509)

Net Accounts Receivable	1,744,271	1,684,407

Tobacco Settlement

On March 6, 2025, the Ontario Superior Court of Justice approved a $32.5 billion settlement agreement in Canada under the Companies’ Creditors Arrangement Act arising from litigation against three major tobacco companies for healthcare-related costs. The total settlement will be payable partly by an upfront lump-sum payment and the balance through annual payments. The annual payments will be a percentage of these tobacco companies’ after-tax income and depend on the profit they earn in each subsequent year. The percentage commences with 85 per cent of the net after-tax income for the first five years, reduced by 5 per cent for each increment of five years. The annual payments are reduced to 70 per cent of the net after-tax income starting in year 16 until the total amount is paid. Under the terms of the settlement, $24.7 billion is payable to the Provinces and Territories with the upfront payment being $6.4 billion.

Nova Scotia’s share of the Provinces and Territories portion is approximately 3.17 per cent, which represents $784.8 million of the total settlement with $203.1 million being the upfront payment and the balance to be paid over the settlement period. The Province recognized $203.1 million in the 2024-25 fiscal year (gross of legal fees totalling $19.2 million). No amount was recognized in the 2025-26 fiscal year.

The remaining balance of the settlement has not been recognized given the significant uncertainty related to the amount of future annual payments from these tobacco companies based on their long-term financial performance and estimated future profits that may be affected by economic, regulatory and the changing market preferences for combustible tobacco products. Subsequently, revenue will be recognized annually when there is certainty of the amounts, determined by these tobacco companies’ annual after-tax profit.

18.	Contributed Services

Volunteers contribute a significant amount of their time each year to support the delivery of certain programs and services within the health and education sectors. The fair value of these contributed services is not readily determinable and, as such, they are not recognized in these consolidated financial statements.

Notes to the Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2026

19.	Subsequent Events

Northern Pulp Group of Companies Settlement Agreement

On July 14, 2025, the Northern Pulp Group of Companies (NP Group) announced that the establishment of a new mill operation in Nova Scotia was not economically feasible. Under the settlement agreement, if the NP Group did not proceed with a new mill, the proceeds of the sale of the timberlands owned by Northern Timber Nova Scotia Corporation (NT) would be used to pay, in full and final satisfaction, all provincial debts and obligations in the priority set out in the settlement agreement. As a result, the NP Group, under the supervision of the Companies’ Creditors Arrangement Act (CCAA) Monitor, commenced a process to sell the timberlands.

An auction for the timberlands was held on November 27, 2025, and the third-party successful bidder was approved by the Supreme Court of British Columbia on December 16, 2025. Subsequent to year-end, information became available confirming that the successful bid was sufficient for the Province to recover the full amount of its $102.3 million statement of claim. As this information provided evidence of conditions that existed at March 31, 2026, the Province recognized revenue of $102.3 million in the fiscal year ended March 31, 2026.

20.	Comparative Figures

Certain of the prior year’s figures have been reclassified to conform to the presentation format adopted in the current year. The reclassifications are mainly the departmental restructurings and name changes. The more significant reclassifications are attributed to the departmental restructurings that were announced and made effective in December 2025, under Order in Council 2025-366 and April 2025, under Order in Council 2025-115. For the purposes of these Public Accounts and comparability with Budget 2025-26, the name changes have been reflected, and the estimates and prior year actual figures of the affected departments have been reclassified.

Public Accounts Volume 1 — Consolidated Financial Statements

Schedule 1

Province of Nova Scotia

Revenue

For the fiscal year ended March 31, 2026

($ thousands)

	2026	2025
Provincial Sources
Tax Revenue
Personal Income Tax *	4,756,996	4,743,291
Corporate Income Tax *	905,363	1,106,429
Harmonized Sales Tax *	2,633,829	2,737,199
Tobacco Tax	92,372	108,335
Motive Fuel Tax	278,972	272,370
Cannabis and Vaping Products Tax	23,713	22,122
Non-Resident Deed Transfer Tax	18,189	14,559
Other Tax Revenue *	279,733	298,496

	8,989,167	9,302,801

Other Provincial Revenue
Recoveries	683,259	642,301
Other Revenue of Governmental Units	496,495	526,972
Municipal Contributions to Regional Centres for Education	385,830	356,317
Petroleum Royalties *	—	55,324
Registry of Motor Vehicles	158,539	155,286
Other Government Charges	73,383	72,242
Miscellaneous (Note 17)	213,272	370,506
Net Gain on Disposal of Crown Assets	—	8,986

	2,010,778	2,187,934

Net Income from Government Business Enterprises (Schedule 6)	471,418	490,867

Investment Income
Interest Revenue	154,508	205,796
Sinking Fund and Public Debt Management Fund Earnings	26,220	25,856

	180,728	231,652

Total Provincial Sources	11,652,091	12,213,254

Federal Sources
Equalization Payments	3,464,825	3,284,338
Canada Health Transfer *	1,444,265	1,358,891
Canada Social Transfer *	460,026	440,173
Recoveries	667,022	653,384
TCA Cost Shared Revenue	46,618	28,889
Other Federal Transfers	245,015	241,750

Total Federal Sources	6,327,771	6,007,425

Total Revenue	17,979,862	18,220,679

*	See Note 6 for details of Prior Years’ Adjustments

Schedules to the Consolidated Financial Statements

Schedule 2

Province of Nova Scotia

Expenses

For the fiscal year ended March 31, 2026

($ thousands)

	2026	2025
Advanced Education
Department of Advanced Education	553,825	559,515
Nova Scotia Community College	301,082	300,126

	854,907	859,641

Agriculture
Department of Agriculture	40,934	39,644
Nova Scotia Crop and Livestock Insurance Commission	17,617	3,533
Nova Scotia Harness Racing Fund	1,369	1,552
Perennia Food and Agriculture Corporation	19,545	14,929

	79,465	59,658

Communities, Culture, Tourism and Heritage
Department of Communities, Culture, Tourism and Heritage	202,163	236,192
Art Gallery of Nova Scotia	5,888	4,910
Gaels Forward Fund	22	20
Public Archives of Nova Scotia	168	132
Sherbrooke Restoration Commission	2,913	2,733
Vive l’Acadie Community Fund	63	47

	211,217	244,034

Cyber Security and Digital Solutions
Department of Cyber Security and Digital Solutions	280,372	241,493

Education and Early Childhood Development
Department of Education and Early Childhood Development	391,576	249,115
Annapolis Valley Regional Centre for Education	235,550	218,824
Cape Breton-Victoria Regional Centre for Education	227,232	218,189
Chignecto Central Regional Centre for Education	337,257	327,796
Conseil scolaire acadien provincial	148,416	145,725
Halifax Regional Centre for Education	910,356	879,674
Nova Scotia Education Common Services Bureau	1,994	1,956
Nova Scotia School Insurance Program	14,193	16,019
South Shore Regional Centre for Education	128,567	127,587
Strait Regional Centre for Education	133,977	131,675
Tri-County Regional Centre for Education	125,955	123,449

	2,655,073	2,440,009

Emergency Management
Department of Emergency Management	70,458	41,887
Nova Scotia E911 Cost Recovery Fund	8,498	9,664

	78,956	51,551

Public Accounts Volume 1 — Consolidated Financial Statements

Province of Nova Scotia

Expenses (continued)

For the fiscal year ended March 31, 2026

($ thousands)

	2026	2025
Energy
Department of Energy	58,142	43,738

Environment and Climate Change
Department of Environment and Climate Change	72,345	75,948
Resource Recovery Fund Board Inc.	76,840	72,365

	149,185	148,313

Finance and Treasury Board
Department of Finance and Treasury Board	46,944	57,008
Halifax-Dartmouth Bridge Commission	26,279	—
Nova Scotia Gaming Corporation	13,088	11,675

	86,311	68,683

Fisheries and Aquaculture
Department of Fisheries and Aquaculture	14,372	13,246
Nova Scotia Sportfish Habitat Fund	7	—

	14,379	13,246

Growth and Development
Department of Growth and Development	262,810	261,107
Invest Nova Scotia	54,587	55,386
Nova Scotia Provincial Housing Agency	164,568	186,639

	481,965	503,132

Health and Wellness
Department of Health and Wellness	2,030,472	1,890,249
Izaak Walton Killam Health Centre	476,348	422,192
Nova Scotia Health Authority	4,323,397	4,046,780
Physician Assessment Centre of Excellence	3,749	—

	6,833,966	6,359,221

Justice
Department of Justice	462,916	442,546
CorFor Capital Repairs and Replacement Fund	472	291
Nova Scotia Legal Aid Commission	47,014	41,757
Workers Compensation Appeals Tribunal	2,106	1,891

	512,508	486,485

Labour, Skills and Immigration
Department of Labour, Skills and Immigration	199,090	214,869
Occupational Health and Safety Trust Fund	351	80

	199,441	214,949

Municipal Affairs
Department of Municipal Affairs	278,524	314,508

Schedules to the Consolidated Financial Statements

Province of Nova Scotia

Expenses (continued)

For the fiscal year ended March 31, 2026

($ thousands)

	2026	2025
Natural Resources
Department of Natural Resources	172,051	112,777
Acadia Coal Company Limited Fund	—	2
Crown Land Mine Remediation Fund	—	16
Crown Land Silviculture Fund	1,569	1,750
Habitat Conservation Fund	267	218
Nova Scotia Market Development Initiative Fund	15	—
Off-highway Vehicle Infrastructure Fund	2,280	2,419
Pengrowth Nova Scotia Energy Scholarship Fund	132	—
Species-at-risk Conservation Fund	350	350

	176,664	117,532

Opportunities and Social Development
Department of Opportunities and Social Development	1,673,130	1,610,816

Public Service
Public Service Units	194,062	189,686
Energy and Regulatory Boards Tribunal	13,209	12,021
Mi’kmaw Youth Fund	37	35

	207,308	201,742

Public Works
Department of Public Works	754,547	743,434
Build Nova Scotia	46,670	42,621
Link Nova Scotia	4,920	2,473

	806,137	788,528

Seniors and Long-Term Care
Department of Seniors and Long-Term Care	1,425,571	1,295,527

Service Nova Scotia
Department of Service Nova Scotia	174,187	215,028

Restructuring Costs	1,144,079	661,765

Pension Valuation Adjustment	(40,265)	(16,151)

Refundable Tax Credits	165,302	155,907

Net Loss on Disposal of Crown Assets	10,786	2,023

Public Accounts Volume 1 — Consolidated Financial Statements

Province of Nova Scotia

Expenses (continued)

For the fiscal year ended March 31, 2026

($ thousands)

	2026	2025
Debt Servicing Costs
General Revenue Fund	850,694	856,275
Annapolis Valley Regional Centre for Education	437	384
Art Gallery of Nova Scotia	12	10
Build Nova Scotia	50	42
Cape Breton-Victoria Regional Centre for Education	398	348
Chignecto Central Regional Centre for Education	733	637
Conseil scolaire acadien provincial	263	240
Energy and Regulatory Boards Tribunal	26	26
Halifax Regional Centre for Education	1,733	1,461
Halifax-Dartmouth Bridge Commission	17	—
Invest Nova Scotia	102	1,294
Izaak Walton Killam Health Centre	1,020	909
Nova Scotia Community College	3,169	2,996
Nova Scotia Gaming Corporation	—	3
Nova Scotia Health Authority	10,127	8,981
Nova Scotia Legal Aid Commission	482	424
Nova Scotia Provincial Housing Agency	20	18
Resource Recovery Fund Board Inc.	156	114
South Shore Regional Centre for Education	(194)	(16)
Strait Regional Centre for Education	235	212
Tri-County Regional Centre for Education	111	155

	869,591	874,513

Total Expenses	19,386,901	17,955,891

Schedules to the Consolidated Financial Statements

Schedule 3

Province of Nova Scotia

Loans and Investments

As at March 31, 2026

($ thousands)

	Loans	Provisions	Net 2026	Net 2025
Loans Receivable
Advanced Education – Student Loans Direct Lending	228,568	100,604	127,964	121,784
Agriculture and Rural Credit Act	340,485	8,104	332,381	304,805
Finance and Treasury Board – Loans to Municipalities	965,289	—	965,289	903,791
Fisheries Development Act	399,815	2,911	396,904	348,948
Growth and Development – Housing Loans	152,964	4,256	148,708	112,488
Invest Nova Scotia	101,614	1,437	100,177	112,820
Nova Scotia Jobs Fund	300,289	38,787	261,502	206,346
Other	1,251	241	1,010	1,185

Total Loans Receivable	2,490,275	156,340	2,333,935	2,112,167

	Investments	Provisions	Net 2026	Net 2025
Investments
Art Gallery of Nova Scotia	7,318	—	7,318	7,364
Finance and Treasury Board – Public Debt Management Fund	1,045,650	—	1,045,650	1,019,436
Finance and Treasury Board – Other	3,032	—	3,032	4,781
Invest Nova Scotia	99,744	27,411	72,333	69,028
Nova Scotia Community College	51,140	—	51,140	52,052
Nova Scotia Health Authority	63,365	—	63,365	71,767
Nova Scotia Power Finance Corporation	261,379	—	261,379	273,655
Nova Scotia School Insurance Program	6,978	—	6,978	6,630
Perennia Food and Agriculture Corporation	22,217	—	22,217	14,362
Public Archives of Nova Scotia	3,713	—	3,713	3,440
Resource Recovery Fund Board Inc.	26,916	—	26,916	23,075

Total Investments	1,591,452	27,411	1,564,041	1,545,590

All loans have been recognized at cost or amortized cost. Investments are recognized at fair value, cost, or amortized cost, as classified in Note 13.

The provisions listed above include $2.5 million (2025 – $2.5 million) for possible guarantee pay-outs from the Nova Scotia Jobs Fund Act. Other provisions include $nil (2025 – $7.3 million) for the Debt Reduction Assistance Program related to the student loans portfolio of the Department of Advanced Education, which ended in 2025-26.

Maturity dates for loans range from calendar year 2026 to 2058, with some loans having no set maturity date. Interest rates for loans range from 0.0 to 10.7 per cent, with some loans having variable interest rates. Most investments have no set maturity dates or interest rates.

The security on loans can include life insurance, company assets, personal guarantees, or the value of the parent company, if applicable. Security ranges from an unsecured position to a fully secured position.

Some loan agreements have forgiveable conditions; however, reasonable expectation of recovery remains.

Public Accounts Volume 1 — Consolidated Financial Statements

Province of Nova Scotia

Loans and Investments (continued)

As at March 31, 2026

Designated Investments

The portfolio of investments held by the Nova Scotia Power Finance Corporation are defeasance assets to indemnify the long-term debt held by the Corporation. The Province has recognized defeasance assets equivalent to the outstanding long-term debt of the Nova Scotia Power Finance Corporation included in Schedule 4.

The Public Debt Management Fund is considered an unrestricted sinking fund. While these funds are not restricted by debt covenants, they are bound by legislation under the Finance Act to be used to pay or retire debentures, securities, or other debt instruments of the Province. The term to maturity of the investments within this unrestricted sinking fund are summarized in Schedule 4.

Allowance for Impaired Loans and Investments

Loans and investments are considered impaired when there is no longer reasonable assurance of the timely collection of the full amount of principal and interest. The allowance is comprised of two components, the specific allowance for individually identified impaired loans and investments and a general allowance for unidentified impaired loans and investments. The specific allowance for individually impaired loans and investments was established based on a review of impaired loans and investments. Specific allowances are identified based on review of specific accounts in arrears or once returned as defaulted. The collective allowance for unidentified impaired loans and investments is based on management’s best estimate of the loss that is likely to be experienced on impaired loans and investments that were not known to be impaired at the financial statement date. The collective allowance was determined based on management’s judgment and reviews of historic write-offs.

Loans Past Due but Not Impaired

A loan is considered past due when a counterparty has not made a payment by the contractual due date. The following table presents the carrying value of loans that are past due but not classified as impaired because they have not met the aging threshold for impairment, or other factors such as credit rating, loan security, and collection efforts are expected to result in repayment. Loans that are past due but not impaired are as follows:

($ thousands)					2026	2025
	1 - 30 days	31 - 60 days	61 - 90 days	91 + days	Total	Total
	3,312	8,858	2,702	21,230	36,102	33,345

Schedules to the Consolidated Financial Statements

Schedule 4

Province of Nova Scotia

Unmatured Debt

As at March 31, 2026

($ thousands)

			2026	2025
	Gross Unmatured Debt	Repurchased Own Debt Instruments	Net Unmatured Debt	Net Unmatured Debt
General Revenue Fund	21,364,195	441	21,363,754	19,030,909
Nova Scotia Health Authority	8,555	—	8,555	5,019
Nova Scotia Education Common Services Bureau	5	—	5	7
Nova Scotia Power Finance Corporation	261,379	—	261,379	273,655

Total Unmatured Debt	21,634,134	441	21,633,693	19,309,590

Gross Unmatured Debt

All debt is presented in Canadian dollars. The Province does not hold debt denominated in foreign currencies at year-end.

Gross Unmatured Debt consists of the outstanding current and long-term debt of the Province’s General Revenue Fund and governmental units. Current and long-term debt of the government business enterprises is reflected as part of Investment in Government Business Enterprises on the Consolidated Statement of Financial Position and further detailed in Schedule 6.

Repurchased Own Debt Instruments

As at March 31, 2026, the Province held a carrying value of $441 thousand (2025 – $20.9 million) of its own debentures. When a government repurchases its own debt instruments, the repurchased instruments offset the original liabilities on the statement of financial position and this represents the Net Unmatured Debt of the Province.

Similarly, any interest revenue and interest expense associated with these repurchased debt instruments are offset in the Consolidated Statement of Operations.

Nova Scotia Power Finance Corporation

As per the Nova Scotia Power Corporation Privatization Agreement (Agreement), Nova Scotia Power Finance Corporation provides for defeasance of its debt. The portfolio of defeasance assets consists of Nova Scotia Power Corporation, other provincial governments, and Federal bonds, coupons, and residuals. As at March 31, 2026, the carrying value of the fully defeased long-term debt of Nova Scotia Power Finance Corporation is $261.4 million (2025 – $273.7 million) with a par value of $200.0 million (2025 – $200.0 million). The related defeasance assets recognized by the Nova Scotia Power Finance Corporation are included in Schedule 3.

Should there be a deficiency in defeasance assets, as part of the Agreement, Nova Scotia Power Incorporated is obligated to indemnify Nova Scotia Power Finance Corporation against all costs which Nova Scotia Power Finance Corporation may suffer or incur as a consequence of a deficiency in defeasance assets. Nova Scotia Power Incorporated is responsible for managing the portfolio of defeasance assets and is obligated to match its cashflows with the principal and interest streams of the related debt.

Public Accounts Volume 1 — Consolidated Financial Statements

Province of Nova Scotia

Unmatured Debt (continued)

As at March 31, 2026

($ thousands)

Debt Repayments

Projected net principal debt repayments, capital lease payments, and payments related to Public-Private Partnership (P3) arrangements for the next five years and thereafter are as follows:

	Net Principal Repayments	Capital Lease Payments	P3 Payments	Total Payments
2027	14,490	6,586	8,260	29,336
2028	1,197,925	4,980	8,606	1,211,511
2029	1,073,480	4,904	8,966	1,087,350
2030	1,109,811	4,834	9,342	1,123,987
2031	1,206,107	4,911	10,377	1,221,395
2032 and thereafter	16,477,533	80,692	401,889	16,960,114

	21,079,346	106,907	447,440	21,633,693

Net principal repayments are comprised of the principal amounts due on loans, debentures, and long-term debt related to leased capital assets and assets acquired under P3 arrangements.

In addition, the Province has approximately $1.05 billion (2025 – $1.02 billion) in unrestricted sinking funds held in the Public Debt Management Fund. While these funds are not restricted by debt covenants, they are bound by legislation under the Finance Act to be used to pay or retire debentures, securities, or other debt instruments of the Province. Sinking fund assets are now recorded on a gross basis in investments further detailed in Schedule 3. The use of these funds is evaluated each year based on a detailed analysis of cash requirements and market conditions. These unrestricted sinking funds consist of cash and cash equivalents, primarily of Canadian financial institution bankers’ acceptances, provincial commercial paper, and longer term investments of fixed and/or floating federal, federal agency, and provincial term credits.

The term to maturity of these unrestricted sinking funds are summarized as follows:

	2026	2025
Term to Maturity
Cash and Cash Equivalents	277,464	296,413
1 to 3 years	599,772	569,965
3 to 5 years	168,414	153,058

Public Debt Management Fund	1,045,650	1,019,436

Schedules to the Consolidated Financial Statements

Schedule 5

Province of Nova Scotia

Gross Unmatured Debt

As at March 31, 2026

($ thousands)

	CDN $ Amount	Maturity Dates	Interest Rates
Debentures
General Revenue Fund	20,769,214	2028 to 2075	1.10% to 6.60%
Nova Scotia Power Finance Corporation	261,379	2031	11.00%

Total Debentures	21,030,593

Loans
General Revenue Fund – Other Debt	49,189	2026 to 2049	0.00% to 21.50%
Nova Scotia Education Common Services Bureau	5	2029	10.27%

Total Loans	49,194

Capital Leases and P3 Arrangements
General Revenue Fund – Capital Leases	98,352	2027 to 2043	6.82% to 6.86%
General Revenue Fund – P3 Arrangements	447,440	2043 to 2061	3.95% to 6.05%
Nova Scotia Health Authority – Capital Leases	8,555	2027 to 2033	3.14% to 3.95%

Total Capital Leases and P3 Arrangements	554,347

Gross Unmatured Debt	21,634,134

Call, Redemption and Other Features

General Revenue Fund

Canadian debentures include $627.4 million in Canada Pension Plan (CPP) debentures, which are redeemable in whole or in part before maturity, on six months’ notice, at the option of the Minister of Finance of Canada. All debt is presented in Canadian dollars. The Province does not hold debt denominated in foreign currencies at year-end.

Long-term debt obligations arising from P3 arrangements are recognized as unmatured debt as the underlying tangible capital assets are constructed. The remaining balance will be repaid over the term of the contracts. A listing of P3 arrangements can be found in Note 14.

The interest rates shown for the outstanding debentures reflect the fixed interest rates only. There are debentures that have floating interest rates. Floating interest rates are adjusted on a quarterly basis.

Public Accounts Volume 1 — Consolidated Financial Statements

Schedule 6

Province of Nova Scotia

Government Business Enterprises

As at March 31, 2026

($ thousands)

				2026	2025
	Highway 104 Western Alignment Corporation	Nova Scotia Gaming Corporation	Nova Scotia Liquor Corporation	Total	Total
Cash	1,956	35,371	28,934	66,261	86,394
Accounts Receivable	442	9,152	7,271	16,865	18,199
Inventory	—	3,579	85,652	89,231	84,468
Investments	70,132	41,762		111,894	98,256
Tangible Capital Assets	35,239	57,934	110,751	203,924	206,117
Other Assets	1,103	4,429	8,621	14,153	14,341

Total Assets	108,872	152,227	241,229	502,328	507,775

Accounts Payable	2,244	26,685	71,118	100,047	107,091
Unmatured Debt	—	46,969	45,985	92,954	76,362
Other Liabilities	853	2,691	22,469	26,013	25,863

Total Liabilities	3,097	76,345	139,572	219,014	209,316

Equity	105,775	75,882	101,657	283,314	298,459

Total Liabilities and Equity	108,872	152,227	241,229	502,328	507,775

Total Revenue	14,947	376,555	902,742	1,294,244	1,333,839
Debt Servicing Costs	1	1,891	2,629	4,521	9,511
Other Expenses	11,146	175,820	631,339	818,305	833,461

Total Expenses	11,147	177,711	633,968	822,826	842,972

Net Income	3,800	198,844	268,774	471,418	490,867

Other Comprehensive Income	—	14,078	864	14,942	6,411

Comprehensive Income	3,800	212,922	269,638	486,360	497,278

Schedules to the Consolidated Financial Statements

Province of Nova Scotia

Government Business Enterprises (continued)

As at March 31, 2026

Highway 104 Western Alignment Corporation

The Highway 104 Western Alignment Corporation (H104) was established for the purpose of financing, designing, constructing, operating, and maintaining a 45 km stretch of highway (referred to as the Cobequid Pass) between Masstown and Thomson Station in the counties of Colchester and Cumberland, Nova Scotia.

H104’s main source of revenue is tolls. H104’s mandate is to manage toll revenue collection and to fund annual and long-term maintenance. On December 16, 2021, the Highway 104 Western Alignment Regulations were amended by Order in Council 2021-288, with respect to the classification of vehicles and exemption of vehicles registered in Nova Scotia. As a result, the payment of tolls is no longer required for vehicles with Nova Scotia registered license plates effective December 16, 2021.

Related Party Transactions

Government grants cover certain expenses incurred and costs of assets. They are recognized initially as deferred revenue at fair value when there is reasonable assurance that they will be received and H104 will comply with the conditions associated with them. Grants to cover expenses incurred are recognized in profit or loss on a systematic basis in the same periods in which the expenses are recognized. Grants to cover the cost of an asset are deferred and amortized to operations over the expected project life or useful life of the asset using the straightline method.

Transactions with various Crown corporations, ministries, agencies, boards, and commissions related to H104 by virtue of common control by the Province are included in the financial statements of H104 and are routine operating transactions carried out as part of H104’s normal day-to-day operations. These transactions are individually insignificant, and collectively, include maintenance services of $1.6 million (2025 – $1.5 million), as well as costs related to the Annual Roadway Maintenance Agreement.

Annual Roadway Maintenance Agreement

The Annual Roadway Maintenance Agreement is a 30-year agreement between H104 and the Department of Public Works for the provision of annual roadway maintenance services and is renewed annually. The annual fee was $1.6 million for the current fiscal year (2025– $1.6 million). During the year, H104 also incurred management fees of $21.3 thousand (2025 – $371.8 thousand) to the Province on the tenders the Province manages on behalf of the Corporation. These costs are capitalized to property, plant and equipment.

Nova Scotia Gaming Corporation

The Nova Scotia Gaming Corporation (NSGC) was incorporated on February 15, 1995 by Chapter 4 of the Acts of 1994-95, the Gaming Control Act. The principal activities of NSGC are to develop, undertake, organize, conduct, and manage casinos and other lottery business on behalf of the Province of Nova Scotia. Revenues of NSGC are derived from two casinos, located in Halifax and Sydney, as well as ticket and video lottery sales. NSGC is the party with the authority to operate casinos in Nova Scotia under the Criminal Code (Canada) and Gaming Control Act (Nova Scotia).

Public Accounts Volume 1 — Consolidated Financial Statements

Province of Nova Scotia

Government Business Enterprises (continued)

As at March 31, 2026

Nova Scotia Gaming Corporation (continued)

On December 1, 2022, the Province passed legislation that resulted in the removal of the Board of Directors of NSGC, whereby transitioning the status of NSGC from a Government Business Enterprise (GBE) to an Other Government Organization (OGO) under Public Sector Accounting Standards. The corporation continues to exist but with no staff. NSGC has three distinct and separate operating segments – casino operations, lottery sales, and corporate services. As a result of the restructuring, NSGC reassessed its accounting and determined that Casino Nova Scotia (CNS) is a government business enterprise and Atlantic Lottery Corporation (ALC) is a government business partnership.

For the 2025-26 fiscal year, NSGC is being accounted for in the following manner:

•	Line-by-line consolidation for the corporate services segment

•	Modified equity method for CNS and ALC.

($ thousands)			2026	2025
	Casino Nova Scotia	Atlantic Lottery Corporation	Total	Total
Cash	25,359	10,012	35,371	36,701
Accounts Receivable	466	8,686	9,152	10,515
Inventory	347	3,232	3,579	4,255
Investments	—	41,762	41,762	27,684
Tangible Capital Assets	14,628	43,306	57,934	63,894
Other Assets	2,399	2,030	4,429	4,744

Total Assets	43,199	109,028	152,227	147,793

Accounts Payable	4,941	21,744	26,685	27,339
Unmatured Debt	2,137	44,832	46,969	34,342
Other Liabilities	2,002	689	2,691	2,646

Total Liabilities	9,080	67,265	76,345	64,327

Equity	34,119	41,763	75,882	83,466

Total Liabilities and Equity	43,199	109,028	152,227	147,793

Total Revenue	91,989	284,566	376,555	385,636
Debt Servicing Costs	—	1,891	1,891	1,754
Other Expenses	57,653	118,167	175,820	177,198

Total Expenses	57,653	120,058	177,711	178,952

Net Income	34,336	164,508	198,844	206,684

Other Comprehensive Income	—	14,078	14,078	3,488

Comprehensive Income	34,336	178,586	212,922	210,172

Schedules to the Consolidated Financial Statements

Province of Nova Scotia

Government Business Enterprises (continued)

As at March 31, 2026

Nova Scotia Gaming Corporation (continued)

Disputed Harmonized Sales Tax Assessments

ALC received Notices of Assessment from Canada Revenue Agency (CRA) for Harmonized Sales Tax (HST) in respect of the operation of video lottery terminals located on First Nation reserves in Nova Scotia for the periods June 1, 2009 to October 31, 2013. Through ALC, NSGC has remitted, on a without prejudice basis, the amount of the assessments to avoid the accumulation of interest and penalties. Remittances up to and including March 31, 2023, totaled $94.1 million. The CRA agreed to a settlement of 80 per cent recovery of remittances during the year ended March 31, 2025. As a result, ALC adjusted self-assessed HST for periods beginning April 1, 2023 ensuring that no further recoveries would be required.

During the year ended March 31, 2025, amounts totaling $55.6 million were received from CRA as recovery of amounts previously remitted for the periods June 1, 2009 to October 31, 2013 and some periods between November 1, 2013 to March 31, 2023. The total amount remitted with an expected recovery up to March 31, 2026 is $8.9 million and is presented on the consolidated statement of financial position as a non-current asset, and $1.7 million is presented on the consolidated statement of net income in cost of sales. Interest received from CRA on the recovery amounts totaled $10.4 million and is presented as interest income on the consolidated statement of net income for March 31, 2025. Settlement discussions are ongoing for the remaining periods.

Due to Atlantic Gaming Equipment Limited

As at March 31, 2026, the amount due to Atlantic Gaming Equipment Limited was $44.4 million (2025 – $31.6 million ), of which $7.0 million (2025– $6.0 million) was classified as current. This liability represents a portion of ALC’s debt used in the acquisition of property, plant and equipment operated on behalf of NSGC. The amount owing has no fixed terms of repayment, is non-interest bearing, and is due on demand if NSGC withdraws from the ALC Unanimous Shareholders Agreement.

Other Comprehensive Income

During the year, NSGC reported $14.1 million in other comprehensive income (OCI) related to its share of ALC’s OCI (2025 – $3.5 million). As at March 31, 2026, accumulated OCI was $41.8 million (2025 – $27.7 million).

Nova Scotia Liquor Corporation

The Nova Scotia Liquor Corporation (NSLC) was created June 1, 2001, by Chapter 4 of the Government Restructuring (2001) Act, via continuance of the Nova Scotia Liquor Commission as a body corporate. NSLC derives its mandate from the Liquor Control Act, Chapter 260 of the Revised Statutes of Nova Scotia, 1989 and the Nova Scotia Cannabis Control Act passed in the Nova Scotia Legislature on April 17, 2018. NSLC is Nova Scotia’s largest retailer of liquor and cannabis products and its network includes over 100 retail stores, e-commerce, 62 agency stores, four private wine and specialty stores, and one standalone cannabis store. The Corporation serves as a wholesaler to more than 2,000 bars and restaurants across the province.

Related Party Transactions

During the year, remittances to the Minister of Finance and Treasury Board totaled $281.0 million (2025 – $281.0 million), which are disclosed in NSLC’s statement of changes in equity. All other transactions with the Province are deemed to be collectively insignificant to NSLC’s financial statements.

Public Accounts Volume 1 — Consolidated Financial Statements

Province of Nova Scotia

Government Business Enterprises (continued)

As at March 31, 2026

Nova Scotia Liquor Corporation (continued)

Lease Obligations

The Corporation leases properties for its retail stores. Lease contracts are typically made for fixed periods of 2 to 20 years but many have extension options. Lease terms are negotiated on an individual basis and contain a wide range of different terms and conditions. As at March 31, 2026, NSLC has total lease obligations of $46.0 million (2025 – $42.0 million), of which $6.0 million is considered current. Net minimum lease payments are due as follows: $6.6 million in 2027, an average of $5.8 million per year from 2028 to 2032, an average of $1.7 million per year from 2033 to 2037, and an average of $0.3 million per year from 2038 to 2042.

Equity

Upon conversion to International Financial Reporting Standards (IFRS) in 2012, NSLC reclassified its payable to the Minister of Finance and Treasury Board from a liability to equity. NSLC’s equity was $101.7 million (2025 – $113.0 million) at year-end. NSLC’s main objectives for managing capital are to ensure sufficient liquidity in support of its financial obligations to achieve its business plans and to continue as a self-sufficient entity in order to provide continuous remittances to the Province.

Other Comprehensive Income

During the year, NSLC reported $0.9 million in other comprehensive income (OCI) related to actuarial gains on defined benefit plans (2025 – $2.9 million). As at March 31, 2026, accumulated OCI was $14.1 million (2025 – $13.2 million).

Schedules to the Consolidated Financial Statements

Schedule 7

Province of Nova Scotia

Tangible Capital Assets

As at March 31, 2026

($ thousands)

						2026	2025
	Land	Buildings and Land Improvements	Machinery, Computers and Equipment	Vehicles and Ferries	Roads, Bridges and Highways	Total	Total
Costs
Opening Costs	1,332,605	10,534,723	1,972,190	293,291	6,842,542	20,975,351	18,342,936
Transfers	—	(2,280)	(66,114)	278	73,485	5,369	451,909
Additions	71,009	1,548,336	346,398	34,998	535,890	2,536,631	2,271,133
Disposals	(150)	(60,294)	(55,224)	(15,252)	(12)	(130,932)	(90,627)

Closing Costs	1,403,464	12,020,485	2,197,250	313,315	7,451,905	23,386,419	20,975,351

Accumulated Amortization
Opening Accumulated Amortization	—	(4,185,804)	(1,224,563)	(191,066)	(3,413,501)	(9,014,934)	(8,353,537)
Transfers	—	—	—	—	—	—	(133,602)
Disposals	—	40,089	47,513	15,056	12	102,670	83,736
Amortization Expense	—	(244,231)	(112,401)	(22,890)	(324,129)	(703,651)	(611,531)

Closing Accumulated Amortization	—	(4,389,946)	(1,289,451)	(198,900)	(3,737,618)	(9,615,915)	(9,014,934)

Net Book Value	1,403,464	7,630,539	907,799	114,415	3,714,287	13,770,504	11,960,417

Opening Balance	1,332,605	6,348,919	747,627	102,225	3,429,041	11,960,417	9,989,399
Closing Balance	1,403,464	7,630,539	907,799	114,415	3,714,287	13,770,504	11,960,417

Increase in Net Book Value	70,859	1,281,620	160,172	12,190	285,246	1,810,087	1,971,018

Public Accounts Volume 1 — Consolidated Financial Statements

Province of Nova Scotia

Tangible Capital Assets (continued)

As at March 31, 2026

Amortization is calculated on a declining balance basis for most assets of the General Revenue Fund. The amortization percentages of the more common tangible capital assets are as follows:

Buildings and Land Improvements	5 - 30 per cent
Machinery, Computers and Equipment	20 - 50 per cent
Vehicles and Ferries	15 - 35 per cent
Roads, Bridges and Highways	5 - 15 per cent

Capital leases and long-term care buildings of the General Revenue Fund are amortized on a straight-line basis over the length of each agreement, ranging from 4 to 25 years.

Amortization is generally calculated on a straight-line basis for assets of the governmental units. The estimated useful lives of the more common tangible capital assets are as follows:

Buildings (including Leasehold Improvements) and Land Improvements	2 - 60 years
Machinery, Computers and Equipment	1 - 60 years
Vehicles and Ferries	3 - 7 years

Capital leases of the governmental units are amortized on a straight-line basis over the length of each lease, ranging from 5 to 45 years.

Capital leases are included in the various asset classes as at March 31, 2026 as follows:

	Cost	Accumulated Depreciation
Buildings and Land Improvements	$227.1 million	$110.9 million
Machinery, Computers and Equipment	$6.0 million	$2.8 million
Vehicles and Ferries	$31.7 million	$14.3 million

Social Housing assets are included in Buildings and Land Improvements and relate to the Department of Growth and Development. These assets are amortized using the declining balance method. The net book value of these assets is $310.2 million (2025 – $283.4 million).

Included in the closing costs of the various classes as at March 31, 2026 are costs for assets under construction, which have not yet been amortized. These costs relate to Buildings and Land Improvements of $2.88 billion; Machinery, Computers and Equipment of $408.8 million; Vehicles and Ferries of $29.1 million; and Roads, Bridges and Highways of $258.6million.

Of the current year P3 expenditures, 99.9 per cent relates to health care infrastructure and 0.01 per cent relates to highways. Additional detail on the three P3 arrangements can be found in Note 14. P3 arrangements are included in the following asset classes.

	Cost	Accumulated Depreciation
Buildings and Land Improvements	$1,105.8 million	$12.5 million
Roads, Bridges and Highways	$406.4 million	$76.6 million

Schedules to the Consolidated Financial Statements

Schedule 8

Province of Nova Scotia

Direct Guarantees

As at March 31, 2026

($ thousands)

	2026			2025
	Foreign
	Exchange
	Rate	Authorized	Utilized	Utilized
Bank Loans
Department of Advanced Education – Student Loan Program		6	6	7
Department of Growth and Development – Forestry Contractor Relief Program		5,000	410	494
Department of Growth and Development – Small Business Loan Guarantee Program		20,000	8,451	11,744
Department of Growth & Development - First-Time Homeowners Program		87,900	772	—
Department of Public Works (US$)	0.717	6,970	—	—
Nova Scotia Independent Energy System Operator		37,500	—	—
Nova Scotia Jobs Fund Act		40,434	30,719	32,790

Total Bank Loan Guarantees		197,810	40,358	45,035

Mortgages
Canada Mortgage and Housing Corporation Indemnities		1,497	1,497	2,793

Total Mortgage Guarantees		1,497	1,497	2,793

Total Direct Guarantees		199,307	41,855	47,828

Less: Provision for Guarantee Payout
Department of Growth and Development – Forestry Contractor Relief Program			(158)	(158)
Department of Growth and Development – Small Business Loan Guarantee Program			(1,443)	(1,443)
Canada Mortgage and Housing Corporation Indemnities			(2,585)	(2,585)
Nova Scotia Jobs Fund Act			(2,500)	(2,500)

			(6,686)	(6,686)

Less: Provision for Student Debt Reduction Program
Department of Advanced Education – Student Loan Program			—	(7)

Net Direct Guarantees			35,169	41,135

Public Accounts Volume 1 — Consolidated Financial Statements

Schedule 9

Province of Nova Scotia

Segment Reporting

For the fiscal year ended March 31, 2026

Segment reporting is designed to assist users in identifying the resources allocated to support the major activities of government and to better understand the performance of segments.

The following schedules provide segment information for the 2026 and 2025 fiscal years. Segment results represent the activities of that segment and include any inter-segment transactions. Inter-segment eliminations are shown in a separate column and show the reconciliation to total consolidated amounts. The Province has determined that the following segments represent the major activities of government.

Health

The provision of such services and institutions to the public that will lead to a higher state of personal health.

Education

The provision of all aspects and phases of training to equip people with necessary skills to pursue productive lives. This includes: Primary to Grade 12, post-secondary, and advanced education.

Infrastructure & Public Works

The provision of the means to facilitate the effective and efficient movement of persons and property. This includes the net results of the Halifax-Dartmouth Bridge Commission and the Highway 104 Western Alignment Corporation.

Social Services

The provision of services and assistance to economically and/or socially disadvantaged persons requiring aid.

Natural Resources & Economic Development

The provision for the maintenance and upkeep, efficient extraction, processing, and utilization of the natural attributes of the province with the aim of creating employment, supporting labour, and contributing to the material well-being of residents.

Other Government

Revenues and expenses that relate to activities that are not identified as a separate segment or cannot be directly allocated on a reasonable basis to individual segments because they support a wide range of service delivery activities. This includes certain items from the General Revenue Fund such as general tax revenues, Public Debt Management Fund earnings, debt servicing costs, and the pension valuation adjustment.

Schedules to the Consolidated Financial Statements

Province of Nova Scotia

Segment Reporting (continued)

For the fiscal year ended March 31, 2026

($ thousands)

	Health		Education		Infrastructure & Public Works		Social Services
	2026	2025	2026	2025	2026	2025	2026	2025
Revenue
Provincial Sources
Tax Revenue	116,085	108,335	—	—	278,972	272,370	—	—
Other Provincial Revenue	1,017,961	1,002,528	570,099	564,691	29,379	35,706	220,894	225,820
Net Income from GBEs	—	—	—	—	3,800	3,994	—	—
Investment Income	5,405	7,902	16,622	18,572	362	40	2,221	2,233
Federal Sources	1,595,583	1,549,469	224,993	388,519	20,170	16,834	506,700	308,992

Total Revenue	2,735,034	2,668,234	811,714	971,782	332,683	328,944	729,815	537,045

Expenses
Grants and Subsidies	1,556,707	1,474,206	873,327	1,039,950	71,807	71,763	3,007,901	2,835,776
Salaries and Employee Benefits	3,751,437	3,192,449	2,272,484	2,026,893	148,548	148,646	285,230	241,525
Operating Goods and Services	1,863,636	1,684,674	459,610	460,867	188,135	179,817	177,404	220,261
Professional Services	179,703	194,575	11,340	36,806	58,831	81,529	20,937	27,547
Amortization	126,434	112,341	127,322	112,931	357,561	307,490	31,268	30,636
Debt Servicing Costs	11,147	9,890	6,884	6,418	17	—	502	442
Other	983	2,023	—	—	916	—	—	—

Total Expenses	7,490,047	6,670,158	3,750,967	3,683,865	825,815	789,245	3,523,242	3,356,187

Segment Result	(4,755,013)	(4,001,924)	(2,939,253)	(2,712,083)	(493,132)	(460,301)	(2,793,427)	(2,819,142)

Public Accounts Volume 1 — Consolidated Financial Statements

Province of Nova Scotia

Segment Reporting (continued)

For the fiscal year ended March 31, 2026

($ thousands)

	Natural Resources & Economic Development		Other Government		Inter-Segment Eliminations		Total
	2026	2025	2026	2025	2026	2025	2026	2025
Revenue
Provincial Sources
Tax Revenue	331	414	8,593,779	8,921,682	—	—	8,989,167	9,302,801
Other Provincial Revenue	240,363	252,119	697,440	841,358	(765,358)	(734,288)	2,010,778	2,187,934
Net Income from GBEs	—	—	467,618	486,873	—	—	471,418	490,867
Investment Income	13,088	(13,590)	143,385	216,797	(355)	(302)	180,728	231,652
Federal Sources	262,877	220,064	3,717,448	3,523,547	—	—	6,327,771	6,007,425

Total Revenue	516,659	459,007	13,619,670	13,990,257	(765,713)	(734,590)	17,979,862	18,220,679

Expenses
Grants and Subsidies	365,149	430,113	1,404,737	1,177,860	(686,275)	(577,596)	6,593,353	6,452,072
Salaries and Employee Benefits	253,213	186,128	739,036	652,147	(4,667)	(8,098)	7,445,281	6,439,690
Operating Goods and Services	224,111	194,115	290,831	375,673	(57,775)	(130,959)	3,145,952	2,984,448
Professional Services	42,217	22,256	303,770	227,798	(112)	(1,053)	616,686	589,458
Amortization	11,248	29,647	49,818	18,486	—	—	703,651	611,531
Debt Servicing Costs	308	1,450	867,617	873,197	(16,884)	(16,884)	869,591	874,513
Other	675	2,110	9,813	46	—	—	12,387	4,179

Total Expenses	896,921	865,819	3,665,622	3,325,207	(765,713)	(734,590)	19,386,901	17,955,891

Segment Result	(380,262)	(406,812)	9,954,048	10,665,050	—	—	(1,407,039)	264,788

Schedules to the Consolidated Financial Statements

Schedule 10

Province of Nova Scotia

Government Reporting Entity

As at March 31, 2026

The General Revenue Fund is comprised of the Province’s departments, public service units, special operating agencies, and the net income from government business enterprises, which are consolidated with the special purpose funds, governmental units, and a proportionate share of the government partnership arrangements to form the Province’s government reporting entity.

Departments and Public Service Units

(Consolidation Method)

Advanced Education	Public Service (continued)
Agriculture	Intergovernmental Affairs
Communities, Culture, Tourism and Heritage	Legislative Services
Nova Scotia Independent Production Fund	Nova Scotia Police Complaints Commissioner
Cyber Security and Digital Solutions	Nova Scotia Securities Commission
Education and Early Childhood Development	Office of Addictions and Mental Health
Emergency Management	Office of Equity and Anti-Racism
Energy	Office of Healthcare Professionals
Environment and Climate Change	Recruitment
Finance and Treasury Board	Office of L’nu Affairs
Muggah Creek Remediation Fund	Office of the Auditor General
Public Debt Management Fund	Office of the Ombudsman
SYSCO Decommissioning Fund	Office of Service Efficiency
Fisheries and Aquaculture	Public Prosecution Service
Growth and Development	Public Service Commission
Community Economic Development Fund	Public Works
Nova Scotia Jobs Fund	Seniors and Long-Term Care
Health and Wellness	Service Nova Scotia
Justice
Labour, Skills and Immigration	Special Operating Agencies
Municipal Affairs	(Consolidation Method)
Natural Resources
Opportunities and Social Development	Nova Scotia Apprenticeship Agency
Public Service	Nova Scotia Home for Colored Children
Elections Nova Scotia	Restorative Inquiry
Executive Council	Public Safety Field Communications Agency
Freedom of Information and Protection	Sydney Tar Ponds Agency (inactive)
of Privacy Review Office
Human Rights Commission

Public Accounts Volume 1 — Consolidated Financial Statements

Province of Nova Scotia

Government Reporting Entity (continued)

As at March 31, 2026

Special Purpose Funds	Government Business Enterprises
(Consolidation Method)	(Modified Equity Method)

Acadia Coal Company Limited Fund	Highway 104 Western Alignment Corporation
CorFor Capital Repairs and Replacements Fund	Atlantic Lottery Corporation (25% ownership) [2]
Crown Land Mine Remediation Fund	Casino Nova Scotia [2]
Crown Land Silviculture Fund	Nova Scotia Liquor Corporation
Democracy 250 (inactive)
Gàidheil Air Adhart (Gaels Forward Fund)
Gaming Addiction Treatment Trust Fund	Government Partnership Arrangements
Habitat Conservation Fund	(Modified Equity Method) [3]
Mi’kmaw Youth Fund
Nova Scotia Coordinate Referencing System Trust Fund	Atlantic Provinces Special Education Authority
Nova Scotia E911 Cost Recovery Fund	(approximately 32% share)
Nova Scotia Environmental Trust	Canada-Nova Scotia Offshore Energy Regulator
Nova Scotia Government Acadian Bursary Program	(50% share)
Fund	Canadian Sports Centre Atlantic
Nova Scotia Harness Racing Fund	(approximately 8% share)
Nova Scotia Market Development Initiative Fund	Council of Atlantic Premiers
Nova Scotia Securities Commission Fund	(approximately 46% share)
Nova Scotia Sportfish Habitat Fund	Halifax Convention Centre Corporation
Occupational Health and Safety Trust Fund	(50% share)
Off-highway Vehicle Infrastructure Fund
P3 Schools Capital and Technology Refresh Fund [1]
Pengrowth Nova Scotia Energy Scholarship Fund
Scotia Learning Technology Refresh Fund
Select Nova Scotia Fund
Species-at-risk Conservation Fund
Sustainable Forestry Fund
Vive l’Acadie Community Fund

[1]	Includes refresh funds related to P3 schools.
[2]	Government Business Partnership Arrangement and Government Business Enterprise of Nova Scotia Gaming Corporation.
[3]

GPAs do not meet the threshold of materiality and cost-benefit to use the proportionate consolidation. Proportionate share is subject to change each year based on changes to funding levels or residual interest.

Schedules to the Consolidated Financial Statements

Province of Nova Scotia

Government Reporting Entity (continued)

As at March 31, 2026

Governmental Units

(Consolidation Method)

Annapolis Valley Regional Centre for Education	Nova Scotia Health Authority
Art Gallery of Nova Scotia	Provincial Drug Distribution Program
Arts Nova Scotia	Nova Scotia Legal Aid Commission
Build Nova Scotia	Nova Scotia Power Finance Corporation
Cape Breton-Victoria Regional Centre for Education	Nova Scotia Primary Forest Products Marketing
Check Inns Limited (inactive)	Board
Chignecto Central Regional Centre for Education	Nova Scotia Provincial Housing Agency
Conseil scolaire acadien provincial	Nova Scotia School Insurance Exchange
Creative Nova Scotia Leadership Council	Nova Scotia School Insurance Program Association
Energy and Regulatory Boards Tribunal [1]	Nova Scotia Strategic Opportunities Fund Inc.
Halifax-Dartmouth Bridge Commission	(inactive)
Halifax Regional Centre for Education	Peggy’s Cove Commission
Housing Nova Scotia (inactive) [2]	Perennia Food and Agriculture Corporation
Invest Nova Scotia	Physician Assessment Centre of Excellence [5]
Izaak Walton Killam Health Centre	Public Archives of Nova Scotia [6]
Link Nova Scotia [3]	Resource Recovery Fund Board Inc.
Nova Scotia Arts Council (inactive)	Schooner Bluenose Foundation (Inactive) [7]
Nova Scotia Boxing Authority	Sherbrooke Restoration Commission
Nova Scotia Community College [4]	South Shore Regional Centre for Education
Nova Scotia Community College Foundation	Strait Regional Centre for Education
Nova Scotia Crop and Livestock Insurance	Sydney Environmental Resources Limited (inactive)
Commission	Sydney Steel Corporation
Nova Scotia Education Common Services Bureau	Tri-County Regional Centre for Education
Nova Scotia Farm Loan Board	Upper Clements Family Theme Park Limited (inactive)
Nova Scotia Fisheries and Aquaculture Loan Board	Workers Compensation Appeals Tribunal
Nova Scotia Gaming Corporation	3052155 Nova Scotia Limited (inactive)
Interprovincial Lottery Corporation (10% ownership)
Nova Scotia Gaming Equipment Limited

[1]	Through Bill 404, the Energy Reform (2024) Act, Nova Scotia Utility and Review Board was re-organized and renamed to the Energy and Regulatory Boards Tribunal, effective April 1, 2025.
[2]	The Housing Nova Scotia Act was repealed in force on July 15, 2025 through Order in Council 2025-212.
[3]	The Joint Regional Transportation Authority was renamed to Link Nova Scotia through updated legislation under the Link Nova Scotia Act
[4]	Responsibility transferred from the Minister of Advanced Education to the Minister of Labour, Skills and Immigration through Order in Council 2025-366.
[5]	Designation as a Special Operating Agency revoked on October 31, 2025, by Order in Council 2025-301. Criteria for a Governmental Unit is met.
[6]	Responsibility transferred from the Minister of Communities, Culture, Tourism and Heritage to the Minister of Service Nova Scotia through Order in Council 2025-115.
[7]	The Schooner Bluenose Foundation Act was repealed in force on June 17, 2025 through Order in Council 2025-180.